Certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

EXECUTION COPY
Exhibit 10.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CVR-CAPTUREPOINT LLC

Dated effective as of January 6, 2023

TABLE OF CONTENTS
Pages

SCHEDULES
Schedule 7.8        Reports
Schedule 8.7        Insurance

EXHIBITS
Exhibit A    Members, Membership Interest Percentages and Initial Capital Account Balances
Exhibit B        Reconveyance Representations and Warranties
Exhibit C        Form of Put Transferee Agreement

Schedules & Exhibits have been
omitted pursuant to Item 601(a)(5) of Regulation S-K
and will be provided to the Securities and Exchange Commission upon request.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CVR-CAPTUREPOINT LLC
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CVR-CapturePoint LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of January 6, 2023 (the “Effective Date”), by and among CVR-CapturePoint Parent LLC, a Delaware limited liability company (the “Sponsor Member”), the Class A Members listed on the signature pages hereto, and solely for purposes of Section 3.9(c) and Section 8.3(b), CVR Partners, LP, a Delaware limited partnership (“CVRP”), and CapturePoint LLC, a Texas limited liability company (“CapturePoint”). The Sponsor Member and the Class A Members are each referred to herein individually as a “Current Member” and collectively as the “Current Members.”
RECITALS
A.    The Company was formed by the filing of a certificate of formation for the Company with the Secretary of State of the State of Delaware on August 19, 2021. Such certificate of formation was amended on the Effective Date, and the Company is a manager-managed limited liability company.
B.    On January 5, 2023, 100% of the equity interests in the Company and in CP Coffeyville Compression LLC, a Delaware limited liability company (“CompressionCo”), were contributed to the Sponsor Member, and the Sponsor Member contributed 100% of the equity interests in CompressionCo to the Company.
C.    CompressionCo owns 100% of the CC Assets (as defined below) and the Site Lease Agreement (as defined below), free and clear of all Encumbrances (as defined below) other than restrictions on transfer of securities under applicable securities law.
D.    Pursuant to the Transaction Agreement, the Class A Members have purchased equity interests in the Company from the Sponsor Member.
E.    The Manager and the Current Members desire to amend and restate in its entirety the Existing LLC Agreement (as defined below) to, among other things, recapitalize the Company by creating two classes of Membership Interests, the Class A Membership Interests and the Class B Membership Interests, by entering into this Agreement, pursuant to which the rights and obligations of the Manager and the Members shall be set forth and agreed upon as of the date hereof.
AGREEMENT
In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend, restate and replace the Existing LLC Agreement in its entirety and agree to continue the Company as a limited liability company under the Act upon the following terms and conditions:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The capitalized terms used in this Agreement, including the foregoing recitals, and not otherwise defined herein shall have the respective meanings set forth below.
“Acceptable Credit Rating” has the meaning given in Section 9.2(c).
“Acceptable Public Company” means a public company with an Acceptable Credit Rating that does not compete with the Company Business or the primary business of CapturePoint or CVRP, or a wholly owned subsidiary of such public company if such public company provides a Class A Member Parent Guarantee.
“Accounting Firm” means Deloitte, Ernst & Young, PricewaterhouseCoopers, KPMG or another independent firm of certified public accountants selected by the Manager with the prior written approval of Required Class A Members not to be unreasonably withheld, conditioned or delayed.
“Act” means the Delaware Limited Liability Company Act and any successor statute, as the same may be amended from time to time.
“Adjusted Capital Account Deficit” means with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(a)     Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), and
(b)     Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adversely Affected Member” means a Member as to which an Individual Member Tax Event has occurred.
“Affiliate” has the meaning given such term in the Transaction Agreement.
“Affiliate Agreement” means any transaction or agreement (other than this Agreement) between the Company or its Subsidiary, on the one hand, and CVRP, CapturePoint, the Manager, the Operator, any Class B Member or any of their respective Affiliates, on the other hand, including the CC Project Documents, the CC Contribution Agreements (as defined in the Transaction Agreement) and each Class B Member Parent Guarantee.
“AFR” has the meaning given such term in the Transaction Agreement.
“Agreement” has the meaning given in the introductory paragraph hereof, as the same may be amended, modified or supplemented from time to time.
“Applicable Law” has the meaning given such term in the Transaction Agreement.

“Audited Member” has the meaning given in Section 7.7(a).
“Available Cash” means all amounts available to the Company from all sources less (a) any amounts necessary to pay the Company’s current expenses and liabilities and (b) any reserves established by the Manager to fund future expenses, liabilities or contingencies of the Company, all as reasonably determined by the Manager and approved in writing by Required Members.
“Bankruptcy” of a Person means the occurrence of any of the following events (a) the filing by such Person of a voluntary case or the seeking of relief under any chapter of Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended (the “Bankruptcy Code”), (b) the making by such Person of a general assignment for the benefit of its creditors, (c) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver or agent under Applicable Law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (d) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any Applicable Law related to bankruptcy, reorganization, insolvency, readjustment of debt or liquidation law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such Applicable Law, (e) an involuntary case is commenced against such Person by the filing of a petition under any chapter of Title 11 of the Bankruptcy Code and within 90 days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed, (f) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, and such order, judgment or decree shall continue unstayed and in effect for a period of 90 days, or (g) an order, judgment or decree is entered, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt or liquidation of such Person under any such Applicable Law, and such order, judgment or decree shall continue unstayed and in effect for a period of 90 days. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede the definition of “Bankruptcy” set forth in the Act.
“Business Day” has the meaning given such term in the Transaction Agreement.
“Capital Account” has the meaning given in Section 4.8(b).
“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Membership Interest in the Company held by such Member.
“Captured Carbon Oxides” has the meaning given such term in the Transaction Agreement.
“CapturePoint” has the meaning given in the introductory paragraph hereof.
“CapturePoint Carbon Oxides Purchase Agreement” has the meaning given such term in the Transaction Agreement.
“CC Assets” has the meaning given such term in the Transaction Agreement.

“CC Pipeline” has the meaning given such term in the Transaction Agreement.
“CC Project Documents” means (a) the CRNF Carbon Oxides Purchase Agreement, (b) the CapturePoint Carbon Oxides Purchase Agreement, (c) the Sequestration Agreement, (d) the Site Lease Agreement and (e) the O&M Agreement.
“Claim” has the meaning given such term in the Transaction Agreement.
“Class A Member” means a Member to the extent and in the capacity that it holds Class A Membership Interests.
“Class A Member Parent Guarantee” means each of the Guarantees dated as of the Effective Date made by a Class A Member Parent Guarantor in favor of the Sponsor Member in relation to the obligations of the applicable Class A Member under the Transaction Agreement and in favor of the Company and the Class B Member in relation to the obligations of such Class A Member under this Agreement, or a replacement guarantee in substantially the form thereof in connection with a Transfer by a Class A Member in accordance with Section 9.2(c).
“Class A Member Parent Guarantor” means with respect to a given Class A Member, the Person providing a Class A Member Parent Guarantee on behalf of such Class A Member, if any.
“Class A Membership Interest” means a Membership Interest having the rights and obligations specified with respect to “Class A Membership Interests” in this Agreement.
“Class A Membership Interest Percentage” means the Class A Membership Interest of a Class A Member expressed as a percentage, as initially set forth on Exhibit A (and as the same may be adjusted from time to time in accordance with this Agreement).
“Class B Member” means a Member to the extent and in the capacity that it holds Class B Membership Interests.
“Class B Member Parent Guarantee” means the (a) CVR Member Parent Guarantee; and (b) any guarantee in form substantially similar to the CVR Member Parent Guarantee in favor of the Company and the Class A Members in relation to the obligations of the Class B Member and the Manager under this Agreement and the Seller under and as defined in the CRNF Carbon Oxides Purchase Agreement, which is delivered in connection with a Transfer by a Class B Member under Section 9.2(d).
“Class B Membership Interest” means a Membership Interest having the rights and obligations specified with respect to “Class B Membership Interests” in this Agreement.
“Class B Membership Interest Percentage” means the Class B Membership Interest of a Class B Member expressed as a percentage, as initially set forth on Exhibit A (and as the same may be adjusted from time to time in accordance with this Agreement).
“Code” has the meaning given such term in the Transaction Agreement.
“Company” has the meaning given in the introductory paragraph hereof.
“Company Audit” has the meaning given in Section 7.7(a).
“Company Audited Items” has the meaning given in Section 7.7(a).

“Company Business” means the business of owning and using the CC Assets (indirectly through its Subsidiaries) and in connection therewith physically or contractually engaging in the capture, compression, preparation for transport, transport and sequestration of Captured Carbon Oxides in accordance with this Agreement, the CC Project Documents and Applicable Law.
“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Tax Returns” has the meaning given in Section 7.6.
“Confidential Information” has the meaning given in Section 11.12.
“Consultation” or “Consult” has the meaning given such term in the Transaction Agreement.
“Contributing Person” has the meaning given in Section 4.5(b).
“Cost Overrun Event” has the meaning given in Section 3.9(d)(vi).
“Cost Overrun Put Notice” has the meaning given in Section 3.9(d)(vi).
“CPAR” means the centralized partnership audit regime enacted as Sections 6221 through 6241 of the Code, as originally enacted in P.L. 114-74, and they as may be amended, and includes any Treasury Regulations or other administrative guidance promulgated thereunder.
“CRNF” means Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company, which is a wholly-owned subsidiary of CVRP.
“CRNF Carbon Oxides Purchase Agreement” has the meaning given such term in the Transaction Agreement.
“Current Members” has the meaning given to such term in the introductory paragraph hereof.
“CVR Manager” has the meaning given in Section 8.5.
“CVR Member Parent Guarantee” means the Guarantee dated as of the Effective Date by CVRP in favor of the Company and the Class A Members.
“CVRP” has the meaning given in the introductory paragraph hereof.
“Default Loan” means a secured loan made by the Manager to a Defaulting Member under Section 4.5(d), which loan (a) will bear interest at the Default Rate, (b) mature on the date that is three months following the Event of Default related to such loan, and (c) be secured by the Membership Interests of the Defaulting Member that caused such Event of Default.
“Default Purchase Effective Date” has the meaning given in Section 4.5(c).
“Default Purchase Option” has the meaning given in Section 4.5(b).
“Default Purchase Price” has the meaning given in Section 4.5(c).
“Default Purchaser” has the meaning given in Section 4.5(b).

“Default Rate” means an annual rate, compounded quarterly, equal to the lesser of (a) the Prime Rate plus 1% and (b) the highest rate permitted by Applicable Law.
“Defaulting Member” has the meaning given in Section 4.5(a).
“Depreciation” means for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Allocation Period and which difference is being eliminated by use of the “remedial method” as defined by Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or part thereof shall be the amount of book basis recovered for such Fiscal Year or part thereof under the rules prescribed by Regulations Section 1.704-3(d)(2), and (b) with respect to any other asset, if the Gross Asset Value of such asset differs from its adjusted basis for U.S. federal income tax purposes anytime during such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis; provided, however, that in the case of clause (b), if such asset has a zero adjusted tax basis, the depreciation, amortization, or other cost recovery deduction for each taxable year shall be determined under a method reasonably selected by the Manager with the prior written approval of Required Class A Members.
“Deferral Only Tax Event” means a Tax Event of the type described in clause (d)(i) or (d)(ii) of the definition of “Tax Event”.
“Effective Date” has the meaning given to such term in the introductory paragraph hereof.
“Encumbrance” has the meaning given such term in the Transaction Agreement.
“Event of Default” has the meaning given in Section 4.5(a).
“Excess Costs” has the meaning given in Section 8.2.
“Existing LLC Agreement” means the Limited Liability Company Agreement of the Company dated as of August 19, 2021.
“Fair Market Value” means the price that a willing buyer would pay, and a willing seller would accept, in an arm’s length transaction for property of the same character and quality.
“Fiscal Year” has the meaning given in Section 7.1.
“Flip Point” means [***], as the same may be extended pursuant to Section 8.3(b).
“Force Majeure” means an event or circumstance which prevents one party from performing its obligations arising under a CC Project Document, which event or circumstance: (a) was not reasonably foreseeable by such party; (b) was not within the reasonable control of, or the result of the negligence of, the party claiming excused performance; and (c) which, by the exercise of commercially reasonable due diligence, such party is unable to overcome or avoid or cause to be avoided. A Force Majeure Event shall include any acts of God, strikes, lock-outs, acts of public enemy, wars, blockades, insurrections, riots, epidemics, pandemics (including, without limitation, COVID-19 to the extent the impacts thereof could not reasonably be foreseen, mitigated and provided for), landslides, lightning, earthquakes, fires, storms, floods, washouts, arrest and restraints of rulers and peoples, civil disturbances, explosions, sabotage, breakage or accident to machinery mechanical failure in whole or in part of the electrical, natural gas, coal or water supply, the binding order of any court or Governmental Body which has been resisted in good faith by all commercially reasonable means, federal, state or local laws, and any other cause, whether of the kind herein enumerated, or otherwise and whether caused or occasioned by or happening on account of the act or omission of one of the parties to the relevant CC Project Document or some Person not a party thereto, not within the control of the party claiming suspension and which by the exercise of commercially reasonable due diligence such party is unable to prevent or overcome.
“GAAP” means United States generally accepted accounting principles, as promulgated by the Financial Accounting Standards Board and as in effect from time to time, consistently applied throughout the specified period.
“Governmental Body” means any national, federal, state, territorial, local or other government, or any political subdivision thereof, and any governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity, in each case having legal jurisdiction over the matter or Person in question.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted Tax basis for U.S. federal income Tax purposes, except as follows:
(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of contribution, with Fair Market Value as used in this definition of Gross Asset Value meaning Fair Market Value as reasonably determined by the Manager in Consultation with the Members; provided that the initial Gross Asset Value of the CC Assets shall equal the initial Capital Account balance of the Class B Member as set forth on Exhibit A;
(b)    the Gross Asset Values of all Company assets shall be adjusted to equal their respective Fair Market Values (taking Code Section 7701(g) into account) as of the following times: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for a Membership Interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(c)    the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution;
(d)    the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted Tax basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)    if the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.
“Independent Third Party” means any Person that is not a Related Company or a wholly-owned subsidiary of a Related Company that the Manager has provided prior written consent for a Transfer to such Person, which consent shall not be unreasonably withheld, conditioned or delayed if such Transferee is an Acceptable Public Company.
“Index Adjustment” has the meaning given such term in the Transaction Agreement.
“Individual Member Tax Event” means the occurrence of a Tax Event with respect to a Member of the type described in clause (d) of the definition of Tax Event.
“Individualized IRS Guidance” has the meaning given in Section 8.12.
“Investor” has the meaning given such term in the Transaction Agreement.
“IRS” means the United States Internal Revenue Service, and any successor thereto.
“[***] Member” means [***].
“Losses” has the meaning given such term in the Transaction Agreement.
“Management Fee” has the meaning specified in Section 8.4.
“Manager” means such Person that is appointed pursuant to and in accordance with the terms of this Agreement to manage and run the day-to-day operations of the Company, the Manager being a “manager” of the Company within the meaning of the Act. The initial Manager of the Company shall be the Sponsor Member.
“Material Adverse Effect” has the meaning given such term in the Transaction Agreement.
“Member” or “Members” means each of the Current Members in its capacity as a member of the Company within the meaning of the Act, and any other Person that has been admitted as a member of the Company pursuant to and in accordance with the terms of this Agreement, in each case so long as such Person remains a member of the Company pursuant to the terms of this Agreement.
“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability (within the meaning of Treasury Regulation Section 1.704-2(b)(3)), determined in accordance with Treasury Regulation Section 1.704-2(i)(3).
“Membership Interest” means all of the ownership and other interest of a Member in the Company (designated as either a Class A Membership Interest or a Class B Membership Interest), including a Member’s share of income, gain, credits, deductions and losses of the Company and a Member’s right to receive distributions (in liquidation or otherwise) and allocations according to such Membership Interest, a Capital Account, and all other rights and obligations of such Member.
“Month” means any calendar month of any calendar year, and, as to the period that includes the Effective Date and the final such period during which the Company is in existence, the applicable portion of such calendar month.
“Monthly Capital Contribution” means with respect to any Member, the Capital Contribution to be made each Month by such Member as provided in Section 4.2.
“Monthly Capital Contribution Schedule” has the meaning given in Section 4.2(a).
“Monthly Payment Date” means, for each Month, the later of (a) the date that is 30 days after the beginning of such Month, and (b) the twentieth day after the Monthly Capital Contribution Schedule for such Month is received by the Members (or, if any such day in (a) or (b) is not a Business Day, on the next succeeding Business Day).
“NBU CO2-EOR Project” has the meaning given such term in the Transaction Agreement.
“Net Cost Per Ton” means, for a given period (a) the Net Operating Expenses incurred by the Company and its Subsidiaries; divided by (b) the Qualified Carbon Oxides Weight for such period.
“Net Cost Per Ton Target” means $[***], as increased on each January 1 beginning January 1, 2024 by the Index Adjustment.
“Net Operating Expenses” means, for each Month, the amount by which Operating Expenses for such Month exceed Operating Revenues for such Month.
“Nitrogen Facility” has the meaning given such term in the Transaction Agreement.
“Notice” has the meaning given in Section 11.1.
“O&M Agreement” means that certain Operations and Maintenance Agreement effective as of the Effective Date by and between the Operator, the Company and CompressionCo.
“Offering Member” has the meaning set forth in Section 9.3(a).
“Offering Member Notice” has the meaning set forth in Section 9.3(b).
“Offered Membership Interest” has the meaning set forth in Section 9.3(a).
“Operating Expenses” means, for each Month, (a) amounts payable by the Company and CompressionCo in such Month under the O&M Agreement, (b) amounts payable by CompressionCo in such Month for the purchase of Captured Carbon Oxides pursuant to the CRNF Carbon Oxides Purchase Agreement, (c) amounts payable by CompressionCo in such Month for the sequestration of Captured Carbon Oxides pursuant to the Sequestration Agreement, and (d) the Management Fee for such Month.
“Operating Revenues” means, for each Month, amounts received by CompressionCo in such Month for the sale of Captured Carbon Oxides pursuant to the CapturePoint Carbon Oxides Purchase Agreement.

“Operations Suspension Notice” has the meaning given in Section 8.2.
“Operator” means CapturePoint LLC, a Texas limited liability company, as the Operator under the O&M Agreement.
“Partnership Representative” has the meaning given in Section 7.7(b).
“Percentage Interest” means, (a) with respect to a Class A Member: (i) prior to the Flip Point, such Person’s Class A Membership Interest Percentage of 99% and (ii) following the Flip Point, such Person’s Class A Membership Interest Percentage of 5%, and (b) with respect to the Class B Member: (i) prior to the Flip Point, such Person’s Class B Membership Interest Percentage of 1% and (ii) following the Flip Point, such Person’s Class B Membership Interest Percentage of 95%. The Percentage Interests of the Members as of the Effective Date are as specified on Exhibit A.
“Permitted Investments” means: (a) domestic or eurodollar time deposits, money market instruments or certificates of deposit with banks rated at least “A” by Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc.; (b) direct obligations of, or obligations unconditionally guaranteed by, the United States of America or an agency or instrumentality thereof and backed by the full faith and credit of the United States of America; or (c) mutual funds that invest primarily in the securities described in (a) and (b) above.
“Person” has the meaning given such term in the Transaction Agreement.
“Prime Rate” means the annualized U.S. prime interest rate as published in The Wall Street Journal on the date a disputed Capital Contribution was due.
“Pro Rata Portion” means, with respect to any Purchasing Member, on the date of the Offering Member Notice, a fraction determined by dividing (a) the Class A Membership Interest Percentage owned by such Purchasing Member by (b) the total Class A Membership Interest Percentage owned by all of the Purchasing Members.
“Prudent Operating Standards” means exercising the same degree of care and control considered reasonable in similar circumstances by other operators of fertilizer plants of a size comparable to the Nitrogen Facility and by Persons capturing, compressing, transporting and sequestering carbon dioxide, in each case when confronting the same or similar circumstances.
“Purchasing Member” has the meaning set forth in Section 9.3(c).
“Purification Investment” has the meaning given in the Transaction Agreement.
“Put Effective Date” has the meaning given in Section 3.9(d).
“Put Exercise Price” has the meaning given in Section 3.9(a).
“Put Exercising Members” has the meaning given in Section 3.9(b).
“Put Notice” has the meaning given in Section 3.9(b).
“Put Option Event” has the meaning given in Section 3.9(d).
“Put Period” has the meaning given in Section 3.9(a).
“Put Right” has the meaning given in Section 3.9(a).

“Put Transferee” shall mean CVR-CapturePoint Put Transferee LLC, who has executed and delivered to the Company and each Member as of the Effective Date, a Put Transferee Agreement in the form attached as Exhibit C, or any other Person designated by Sponsor Member with the consent of Required Class A Members, who has executed and delivered to the Company and each Member, a Put Transferee Agreement in the form attached as Exhibit C, and who will be the transferee of the Class A Membership Interests upon exercise of the Put Right in accordance with the terms hereof.
“Putting Members” has the meaning given in Section 3.9(e).
“Qualified Carbon Oxides” has the meaning given such term in the Transaction Agreement.
“Qualified Carbon Oxides Weight” has the meaning given such term in the Transaction Agreement.
“Quarter” has the meaning given such term in the Transaction Agreement.
“Reconveyance Representations and Warranties” means the representations and warranties set forth in Exhibit B attached hereto.
“Related Company” means each of [***] and each of their respective subsidiaries.
“Release Condition” has the meaning given in Section 9.2(c).
“Release Event” has the meaning given such term in the Transaction Agreement.
“Representatives” has the meaning given such term in the Transaction Agreement.
“Required Class A Members” means, subject to Section 4.5(a), Class A Members holding more than 80% of the Class A Membership Interest Percentage; provided that, all Class A Membership Interests acquired by the Sponsor Member shall be disregarded for purposes of determining Required Class A Members. For the avoidance of doubt, Class A Members holding more than 80% of the Class A Membership Interest Percentage may approve any matter that is presented for approval of Required Class A Members without giving advance or subsequent Notice to other Class A Members whose approval of such matter is not required to reach such threshold.
“Required Members” means, subject to Section 4.5(a), Members holding more than 80% of the Percentage Interest. For the avoidance of doubt, Members holding more than 80% of the Percentage Interest may approve any matter that is presented for approval of Required Members without giving advance or subsequent Notice to other Members whose approval of such matter is not required to reach such threshold.
“ROFR Notice Period” has the meaning set forth in Section 9.3(c).
“ROFR Offer Notice” has the meaning set forth in Section 9.3(c).
“Sequestration Agreement” has the meaning given such term in the Transaction Agreement.
“Site” has the meaning given such term in the Transaction Agreement.
“Site Lease Agreement” has the meaning given such term in the Transaction Agreement.

“Sponsor Member” has the meaning given in the introductory paragraph hereof.
“Structure Tax Event” means any Tax Event described in clause (d) in the definition of “Tax Event” to the extent that such event is attributable to an assertion or belief of a U.S. tax authority that: (i) the transactions contemplated by the Transaction Agreement, this Agreement and the CC Project Documents fail to meet the requirements of the safe harbor in Rev. Proc. 2020-12; (ii) the Class A Members are not treated as bona fide partners in the Company for U.S. federal income tax purposes; (iii) the Company is not respected as a valid partnership for U.S. federal income tax purposes; (iv) the Tax Credits are not treated as properly allocated in accordance with Code Section 704(b); (v) the Company is not treated as the owner of the CC Assets for U.S. federal income tax purposes; or (vi) the economic substance doctrine, the sham transaction doctrine, or any other similar rule of law applies to the transactions contemplated by the Transaction Agreement, this Agreement and the CC Project Documents.
“Subpart RR” has the meaning given such term in the Transaction Agreement.
“Subsidiary” means CompressionCo, an entity that is disregarded as separate from the Company for U.S. federal tax purposes.
“Suspension Mode” means a mode of operations of the Company and its Subsidiaries under which the purchase of Captured Carbon Oxides under the CRNF Carbon Oxides Purchase Agreement has been suspended, compression and transportation of Captured Carbon Oxides and all other services under the O&M Agreement have been suspended, sale of Captured Carbon Oxides under the CapturePoint Carbon Oxides Purchase Agreement has been suspended, sequestration of Captured Carbon Oxides under the Sequestration Agreement has been suspended, and all operations of the Company and its Subsidiaries (aside from those operations necessary to continue its existence and comply with Applicable Law) have been suspended.
“Tax” (and, with correlative meaning, “Taxes”) has the meaning given such term in the Transaction Agreement.
“Tax Credits” means the credits against U.S. federal income tax available under Section 45Q of the Code, or any successor provision, with respect to sequestration of Qualified Carbon Oxides.
“Tax Event” means any one of the following as reasonably determined by, in the case of an Individual Member Tax Event, the Adversely Affected Member, and, otherwise, by Required Class A Members, accompanied by appropriate confirmation (which confirmation may come in the form, without limitation, of public records, IRS documentation, the written advice of tax counsel, or a combination thereof):
[***]
Notwithstanding anything in the foregoing to the contrary, any event which reduces the amount of Tax Credits allocated to the Class A Members will be disregarded, for purposes of determining whether a Tax Event has occurred, to the extent that such reduction is attributable to the application of any rules limiting the ability of the Class A Members to claim Tax Credits otherwise properly allocated to the Class A Members, including, without limitation, the Code Section 38(c) limitation, the tax on base erosion payments under Code Section 59A, or any similar limitation enacted after the Effective Date (including any limitation implementing “Pillar Two” of the proposed anti global base erosion rules under the Organisation for Economic Co-operation and Development/G20 Inclusive Framework on Base Erosion and Profit Shifting).
“Tax Proceeding” has the meaning given in Section 7.7(c).

“Tax Return” has the meaning given such term in the Transaction Agreement.
“Tons” means metric tons.
“Transaction Agreement” means the Transaction Agreement dated as of the Effective Date by and among the Sponsor Member, CVRP, CRNF, CapturePoint and the Class A Members.
“Transfer” has the meaning given in Section 9.1.
“Treasury Regulations” means the regulations promulgated under the Code.
“Underproduction Event” has the meaning given such term in the Transaction Agreement.
“Waived ROFR Transfer Period” has the meaning set forth in Section 9.3(d).
Section 1.2    Construction of Certain Terms and Phrases. Unless otherwise provided herein:
(a)     any term defined in this Agreement by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement remains in effect;
(b)    words importing the singular include the plural and vice versa;
(c)    words importing a gender include either gender;
(d)    a reference to a part, clause, section, paragraph, article, party, appendix, or other attachment to or in respect of this Agreement is a reference to a part, clause, section, paragraph, or article of, or a part, annex, appendix, or other attachment to, this Agreement unless, in any such case, otherwise expressly provided in this Agreement;
(e)    a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in this Agreement;
(f)    a definition of or reference to any document, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or renovation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;
(g)    a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time;
(h)    if a capitalized term describes, or shall be defined by reference to, a document, instrument or agreement that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to this Agreement, such reference shall be deemed to be to such form and, following such execution and delivery and subject to paragraph (g) above, to the document, instrument or agreement as so executed and delivered;
(i)    a reference to any Person (as hereinafter defined) includes such Person’s successors and permitted assigns;
(j)    any reference to “days” shall mean calendar days unless “Business Days” are expressly specified;
(k)    if the date as of which any right, option or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a date or day that is not a Business Day, such right, option or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day;
(l)    words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof;
(m)    a reference to “including” shall mean including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned;
(n)    all accounting terms not specifically defined herein or in this Agreement shall be construed in accordance with GAAP; and
(o)    the word “or” need not be exclusive.
ARTICLE II
FORMATION; OFFICES; TERM
Section 2.1    Formation of the Company. The Company was formed on August 19, 2021 by virtue of the filing of its certificate of formation with the Secretary of State of the State of Delaware. The Members hereby acknowledge the continuation of the Company as a limited liability company pursuant to the Act. This Agreement is effective as of the Effective Date and supersedes and replaces entirely any and all prior agreements governing the operations of the Company and the rights and obligations of its Members, including the Existing LLC Agreement. The rights and obligations of the Members shall be as provided in the Act, except as otherwise provided herein.
Section 2.2    Name, Offices and Registered Agent.
(a)    The name of the Company shall be “CVR-CapturePoint LLC” or such other name or names as may be agreed to by the Members from time to time. The initial principal office of the Company is located at 201 N. Cedar St., Coffeyville, KS 67337. The Manager may change the location of such office to another location within the State of Kansas; provided that the Manager thereafter gives prompt Notice of any such change to all Members and the registered agent of the Company. The principal office of the Company may not be moved outside of the State of Kansas without the prior written approval of Required Members.
(b)    The registered agent address of the Company in the State of Delaware and its registered agent for service of process at such address is as specified in the Company’s certificate of formation. The registered agent address and registered agent may be changed by the Manager at any time in accordance with the Act with the prior written approval of Required Members; provided that the Manager thereafter gives prompt Notice of any such change to all Members. The registered agent’s primary duty as such is to forward to the Company at its principal office and place of business any notice that is served on it as registered agent. The Manager will instruct the registered agent to provide copies of all such notices to each Member.
Section 2.3    Purpose. The sole purpose of the Company is to engage in the Company Business directly or through Subsidiaries. The Company may engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of such purpose, so long as such activities and contracts may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware.
Section 2.4    Term. The term of the Company commenced on August 19, 2021 and shall continue until a certificate of cancellation is filed with the Delaware Secretary of State following dissolution of the Company in accordance with Section 10.1 and the Act.
Section 2.5    Organizational and Fictitious Name Filings; Protection of Limited Liability. The Manager shall cause the Company to register as a foreign limited liability company and file such fictitious or trade names, statements or certificates in such jurisdictions and offices as necessary or appropriate for the conduct of the Company’s operation of its business. The Manager may take any and all other actions as may be reasonably necessary or appropriate to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware and any other state or jurisdiction other than Delaware in which the Company engages in business and continue the Company as a limited liability company and to protect the limited liability of the Members as contemplated by the Act and the Members agree to execute any documents reasonably requested by the Manager in connection with any such action.
Section 2.6    No Partnership Intended. Other than for purposes of determining the status of the Company under the Code and the applicable Treasury Regulations and under any applicable state, municipal or other income tax law, the Members intend that the Company not be a partnership and this Agreement shall not be construed to suggest otherwise.
ARTICLE III
RIGHTS AND OBLIGATIONS OF THE MEMBERS
Section 3.1    Members; Membership Interest. Effective as of the Effective Date, the equity interests of the Class A Members in the Company shall be represented by 100% of the Class A Membership Interests and the equity interest of the Sponsor Member shall be represented by 100% of the Class B Membership Interests, and the Current Members are hereby admitted as Members. The Company shall have as Members only those Persons as may be properly admitted as Members pursuant to and in accordance with the terms of this Agreement. The name, address, initial Capital Account balance, Percentage Interest, Class A Membership Interest Percentage and Class B Membership Interest Percentage of each Member as of the Effective Date are as shown on Exhibit A. The Manager, without the approval of any other Person, is hereby authorized to, and shall, update Exhibit A from time to time as necessary to reflect accurately the information therein. Any reference in this Agreement to Exhibit A shall be deemed to be a reference to Exhibit A as amended and in effect from time to time. If a Member transfers all of its Membership Interest to another Person pursuant to and in accordance with the terms of this Agreement, the transferor shall automatically cease to be a Member. The Membership Interests are not and shall not be certificated.

Section 3.2    Management Rights. Except as otherwise provided in this Agreement, and for the avoidance of doubt, except when acting in its capacity as the Manager pursuant to this Agreement, no Member shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. Except as otherwise provided in this Agreement, no Member shall hold out or represent to any third party that any Member, except the Manager acting in its capacity as such pursuant hereto, has any such power or right or that any Member is anything other than a member in the Company. A Member shall not be deemed to be participating in the control of the business of the Company by virtue of its possessing or exercising any rights set forth in this Agreement or the Act or any other agreement relating to the Company.
Section 3.3    Other Activities.(a)     Notwithstanding any duty otherwise existing at law or in equity, any Member and the Manager and their respective Affiliates may engage in or possess an interest in or manage or otherwise participate in, other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and (a) the Company, the Manager, the Members and their respective Affiliates shall not have any rights by virtue of this Agreement in and to such other business ventures or the profits derived from them and (b) no Manager or Member or any of their respective Affiliates shall be liable to the Company for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such Person’s participation therein. In the event the Manager or any Member or any of their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, such Person shall not have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to the Company and shall not be liable to the Company for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that such Person directly or indirectly pursues or acquires such opportunity for itself or directs such opportunity to another Person, even though such corporate opportunity may be of a character that, if presented to the Company, could be taken by the Company. The Company hereby renounces any interest, right, or expectancy in any such opportunity not offered to it by the Manager or any Member or any of their respective Affiliates to the fullest extent permitted by law, and the Company and each Member hereby waives any claim against the Manager, each other Member and their respective Affiliates based on the corporate opportunity doctrine, any alleged unfairness to the Company or such Person or otherwise that would require any Person to offer any opportunity relating thereto to the Company.
Section 3.4    No Right to Withdraw. No Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the approval of all remaining Members in their sole and absolute discretion.
Section 3.5    Limitation of Liability of Members. Each Member’s liability shall be limited as set forth in the Act and other Applicable Law. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company.
Section 3.6    No Deficit Restoration Obligation. Except to the extent otherwise provided by Applicable Law with respect to third party creditors of the Company, none of the Members shall be liable to the Company, to the other Members, to the creditors of the Company or to any other Person for or on account of any deficit in its Capital Account, and any such deficits shall not constitute or be deemed assets or property of the Company.

Section 3.7    Company Property; Membership Interests. All property owned by the Company, whether real or personal, tangible or intangible and wherever located, shall be deemed to be owned by the Company, and no Member, individually, shall have any ownership of such property. The Membership Interests shall constitute personal property.
Section 3.8    Retirement, Resignation, Expulsion, Bankruptcy or Dissolution of a Member. The retirement, resignation, expulsion, Bankruptcy or dissolution of a Member shall not, in and of itself, dissolve the Company. The personal representative of the bankrupt Member, for the purpose of settling the estate, shall have all of the rights of such Member, including the same rights and subject to the same limitations that such Member would have had under the provisions of this Agreement to Transfer its Membership Interest. The personal representative of a Member shall not become a substituted Member except as provided in this Agreement.
Section 3.9    Put Right with respect to Class A Membership Interests.
(a)    Required Class A Members have the right (the “Put Right”), but not the obligation, upon the occurrence of a Put Option Event (as defined below) and for a period commencing upon the occurrence of such Put Option Event and extending for 120 days thereafter or, in the case of any Put Option Event described in clause (d)(i) or (d)(iii) below, at any time following the occurrence of such Put Option Event (such period, the “Put Period”), to require the Put Transferee to purchase all, but not less than all, of the Class A Membership Interests for the lesser of $[***] and the aggregate Fair Market Value of all of the Class A Membership Interests at the time of exercise of such Put Right (the “Put Exercise Price”).
(b)    The Put Right may be exercised by Required Class A Members giving Notice (the “Put Notice” and the Class A Members that exercise the Put Right by delivering the Put Notice, the “Put Exercising Members”) to the Manager during the Put Period specifying (i) the Put Option Event that has triggered (or, in the case of any Put Option Event described in clause (d)(i), will trigger) the Put Right and (ii) the Put Exercise Price; provided that any exercise of the Put Right attributable to a Structure Tax Event is subject to clause (c) below.
(c)    Notwithstanding anything to the contrary in clauses (a) and (b) above, prior to exercising a Put Right attributable to a Structure Tax Event that is described in clause (d)(iii) in the definition of Tax Event, the Sponsor Member and Required Class A Members will engage in good faith negotiations for a period of 90 days to make commercially reasonable changes to the terms contemplated by the Transaction Agreement, this Agreement and the CC Project Documents as may, in consultation with counsel, be necessary or appropriate. Furthermore, in the event of a Structure Tax Event described in clause (d)(i) or (d)(ii) of the definition of “Tax Event,” the Sponsor Member and Required Class A Members will collaborate in good faith to contest any such Structure Tax Event, including that the Sponsor Member shall have the right to participate in discussions and/or meetings with the IRS and to review and provide comments to any written responses to the IRS. The fact that a Structure Tax Event has occurred does not impact the ability of the Class A Members to exercise the Put Right with respect to any other type of Put Option Event.
(d)    “Put Option Event” means the occurrence of any of the following events, with the effective date of the consummation of the Put Transferee’s acquisition of all of the Class A Membership Interests based on the occurrence of such event being the date specified below as the “Put Effective Date” for such event: [***]
(e)    Notwithstanding anything in this Agreement to the contrary, upon the Put Effective Date: (i) all Class A Members prior to the Put Effective Date (the “Putting Members”) will cease to be Members and will have no further obligations under this Agreement, including that they will have no further obligations to make Capital Contributions (and the obligations of the Class A Member Parent Guarantors with respect to Capital Contributions under the Class A Member Parent Guarantees will cease), except that each Class A Member will pay all Capital Contributions that are past due as of the Put Effective Date, (ii) the Put Transferee, as a substituted Class A Member, shall have the obligation to make Capital Contributions that become due and payable in respect of the Class A Membership Interests after the Put Effective Date, including any Capital Contributions set forth on a Monthly Capital Contribution Schedule submitted to the Members prior to the Put Effective Date if the due date for those Capital Contributions is after the Put Effective Date, (iii) each Putting Member shall be deemed to have made the Reconveyance Representations and Warranties to the Put Transferee, (iv) each Putting Member shall take such further actions and execute, acknowledge and deliver such further documents that are reasonably necessary as requested by the Manager to effectuate the transfer of its Class A Membership Interest and its rights and obligations under this Agreement to the Put Transferee, (v) Exhibit A shall be amended to reflect the transfer of all Class A Membership Interests to the Put Transferee, (vi) the Put Transferee will pay the Class A Members the Put Exercise Price pro rata in accordance with their respective Class A Membership Percentage Interests, and (vii) the Put Transferee will simultaneously be assigned all rights and obligations of the Class A Members under the Transaction Agreement in accordance with Section 10.5 of the Transaction Agreement. Each Class A Member hereby constitutes and appoints the Manager, as its true and lawful agent and attorney-in-fact, to execute and deliver an assignment or other instrument of conveyance on behalf of such Class A Member as the Manager may reasonably deem to be necessary or appropriate in order to effectuate the provisions of Section 3.9(e)(iv). The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, Bankruptcy or termination of any Class A Member and the Put Effective Date, and it shall extend to such Class A Member’s heirs, successors, assigns and personal representatives. Notwithstanding the foregoing, any distribution by the Company of proceeds from an indemnification claim under any of the CC Project Documents or the Transaction Agreement or an Underproduction Fee (as defined in the Sequestration Agreement) will be made to the Members (and former Members) in proportion to their respective Percentage Interests at the time of the event that caused the indemnification claim or Underproduction Fee, regardless of whether the Put Effective Date has occurred following such event.
Section 3.10    Right to Observe and Inspect and Consult with Company Professionals and Contractors.
(a)    Each Member shall have the right during normal business hours to have its Representatives present to observe the operation of the CC Assets; provided that, the observing Member (i) will provide Notice to the Manager at least five Business Days prior to such observation, (ii) will conduct such observation so as not to unreasonably interfere with the Company Business and (iii) such observation shall be subject in all respects to the Operator’s regular safety and security rules.
(b)    The Manager shall authorize the Accounting Firm as well as such other Company professionals as a Member shall hereafter reasonably request to meet with and speak directly with a Member and its Representatives and to provide directly to any Member and its Representatives such information as they shall reasonably request regarding the Company, the CC Assets and the Company Business. A Member shall notify the Manager in advance regarding any meetings or telephone calls scheduled by such Member as contemplated by this Section 3.10(b) and the Manager may elect to participate in any such scheduled meetings or calls. Each Member shall provide the Manager with copies of all written communications and information received by such Member pursuant to the exercise of its rights under this Section 3.10(b).

ARTICLE IV
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 4.1    Initial Capital Contributions. Prior to the Effective Date, the Sponsor Member contributed to the Company ownership of 100% of the equity interests in CompressionCo, free and clear of all Encumbrances other than restrictions on the transfer of securities arising under applicable securities laws. On the Effective Date, each of the Members are making an initial Monthly Capital Contribution to the Company in an amount equal to its Percentage Interest of the Net Operating Expenses due and payable by the Company for the Month containing the Effective Date and the following Month (through February 28, 2023).
Section 4.2    Monthly Capital Contributions.
(a)    The Members acknowledge and agree that the continuing operations of the Company will require Monthly Capital Contributions to fund monthly Net Operating Expenses as such amounts become due and payable. The Manager will submit to each Member, no later than the tenth day of each Month, beginning with the tenth day of the first Month following the Month containing the Effective Date, a schedule (the “Monthly Capital Contribution Schedule”) setting forth the Monthly Capital Contributions for each Member equal to its Percentage Interest of Net Operating Expenses due and payable by the Company in such Month. Subject to Section 4.3 and Section 4.4, on or before each Monthly Payment Date, each Member shall contribute to the capital of the Company an amount in immediately available funds equal to such Member’s Monthly Capital Contribution as set forth in the Monthly Capital Contribution Schedule.
(b)    Each Monthly Capital Contribution Schedule shall be accompanied by a report that shall contain the following information: (i) the total amount of Monthly Capital Contributions requested from all Members; (ii) the components of the calculation of the amount of such Monthly Capital Contributions; (iii) the amount of the Monthly Capital Contribution requested from the Member to whom the request is addressed; and (iv) the Fiscal Year-to-date Net Cost Per Ton and the percentage by which such Net Cost Per Ton is below or above the Net Cost Per Ton Target for such Fiscal Year.
Section 4.3    Disputes Regarding Capital Contributions.
(a)    If a Class A Member, in good faith, disputes the amount of any Capital Contribution required to be made by it hereunder (or any underlying payment by the Company relating to such Capital Contribution), then such disputing Class A Member shall provide Notice to the Manager and the other Members of such dispute, and in such event, the Manager and the Class A Member shall attempt to resolve such dispute under the procedures set forth in Section 11.17.
(b)    If the dispute is not resolved pursuant to the procedures set forth in Section 11.17, the Manager and the Class A Member shall instruct an independent expert, mutually agreed upon by them, to resolve such dispute. If the Manager and the Class A Member do not mutually agree on an expert to resolve the dispute within ten Business Days, then the Manager and the Class A Member shall each name an independent expert within five Business Days thereafter and instruct those named experts to name a Person to serve as the expert for purposes of resolving the dispute within five Business Days after they are named. If a Person entitled to name an expert within the time period specified above does not timely do so, then the Person named by such remaining Person shall be the expert for purposes of resolving such dispute. If more than one Class A Member is involved in the dispute, then actions to be taken by the Class A Member under this Section 4.3(b) shall be made by Required Class A Members (or, if they comprise less than Required Class A Members, all Class A Members involved in the dispute). The determination of the independent expert selected as described in this Section 4.3(b) shall be binding on the Company, the Manager and the Members, absent manifest error. Notwithstanding the foregoing, no Class A Member may dispute its Capital Contribution more than once per calendar year absent manifest error.
(c)    Within five Business Days following final resolution of any dispute, the Company shall pay to the Members any amount that is determined to be owed to the Members, and the Members will pay to the Company any amount that is determined to be owed to the Company, in each case, as determined pursuant to Section 4.3(a) or Section 4.3(b).
Section 4.4    No Capital Contributions During Suspension of Operations. During the continuation of any suspension pursuant to Section 8.2, no Members shall be required to make Capital Contributions (including those set forth on a Monthly Capital Contribution Schedule previously submitted to the Members) except for Capital Contributions past due as of the delivery date of such Operations Suspension Notice.
Section 4.5    Defaulted Capital Contributions.
(a)    If a Member shall fail to pay its required Capital Contribution or any portion of the Purchase Price under and as defined in the Transaction Agreement when due, and such failure to pay continues for [***] days after receipt of Notice of such failure from the Manager or another Member to each of the Members, such failure to pay shall constitute an event of default (an “Event of Default”), and such Member shall thereafter until such default is cured be referred to as a “Defaulting Member”; provided, however, that for the avoidance of doubt, the exercise by a Member of its rights under Section 3.9, Section 4.3 or Section 4.4 shall not constitute an Event of Default or cause the Member to be a Defaulting Member under this Section 4.5. The Defaulting Member shall not be permitted to vote its Membership Interest during the continuation of such Event of Default, and such Defaulting Member will be excluded from both the numerator and denominator for purposes of determining “Required Class A Members” and “Required Members”.
(b)    Upon an Event of Default, the Manager will promptly provide Notice to each Class A Member that did timely make its required Capital Contribution (a “Contributing Person”). Each Contributing Person may then choose to do nothing further, or such Person may elect by sending Notice to the Company and the Defaulting Member within [***] days after receiving Notice of the Event of Default to purchase the entire Class A Membership Interest of the Defaulting Member in accordance with Section 4.5(c) (the “Default Purchase Option”). If more than one Contributing Person exercises the Default Purchase Option, all Contributing Persons who exercised the Default Purchase Option (the “Default Purchasers”) will purchase the Class A Membership Interest of the Defaulting Member in proportion to their respective Class A Membership Interest Percentages.
(c)    The following provisions will apply if the Default Purchase Option is exercised:
(i)    The effective date for consummation of the transactions pursuant to the Default Purchase Option (the “Default Purchase Effective Date”) will be the first day of the Month for which the earliest Capital Contribution that was due but unpaid by the Defaulting Member relates. The price payable by the Default Purchasers (the “Default Purchase Price”) will equal the Capital Contributions that such Defaulting Member has failed to make as of the closing of the transfer.
(ii)    The closing with respect to the exercise of the Default Purchase Option will be held at the principal offices of the Company on a Business Day designated by the

Default Purchasers that is not more than 30 days after the Default Purchasers sent Notice of exercise of the Default Purchase Option to the Company and the Defaulting Member. At any such closing, (A) the Default Purchasers will tender to the Company the Default Purchase Price (which will be deemed payment of such amount to the Defaulting Member and a Capital Contribution by the Defaulting Member to the Company), which will cure the Event of Default caused by the Defaulting Member, (B) the Defaulting Member will cease to be a Member effective as of the Default Purchase Effective Date and will have no further obligations under this Agreement, including that it will have no further obligations to make Capital Contributions (and the obligations of its Class A Member Parent Guarantor with respect to its Capital Contributions under its Class A Member Parent Guarantee will cease), and the Default Purchasers, as a substituted Class A Members, shall have the obligation to make such Capital Contributions that become payable after the closing, (C) the Defaulting Member shall be deemed to have made the Reconveyance Representations and Warranties to the Default Purchasers, (D) the Defaulting Member shall take all such further actions and execute, acknowledge and deliver all such further documents that are reasonably necessary as reasonably requested by the Default Purchasers or the Manager to effectuate the transfer of its Class A Membership Interest and its rights and obligations under this Agreement to the Default Purchasers, (E) Exhibit A shall be amended to reflect the transfer of all the Defaulting Member’s Class A Membership Interests to the Default Purchasers, and (F) the Defaulting Member will simultaneously assign its rights and obligations under the Transaction Agreement to the Default Purchasers in accordance with Section 10.5 of the Transaction Agreement. Each Class A Member hereby constitutes and appoints the Manager, as its true and lawful agent and attorney-in-fact, to execute and deliver an assignment or other instrument of conveyance on behalf of such Class A Member as the Manager may reasonably deem to be necessary or appropriate in order to effectuate the provisions of Section 4.5(c)(ii)(D) while such Class A Member is a Default Member. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, Bankruptcy or termination of any Class A Member and the closing of the Default Purchase Option, and it shall extend to such Class A Member’s heirs, successors, assigns and personal representatives.
(d)    If the Default Purchase Option is not elected by any of the Class A Members, the Manager may (in its sole option) elect to fund Capital Contributions not made by the Defaulting Member by making one or more Default Loans. Each Default Loan shall be treated as a recourse loan to the Defaulting Member from the Member and an immediate Capital Contribution by the Defaulting Member in the amount of the Default Loan. The Defaulting Member’s Capital Account shall be increased by the amount of such deemed Capital Contribution. Each such Default Loan shall be secured by a security interest in the Membership Interests of the Defaulting Member. Upon the making of each Default Loan, the Defaulting Member shall execute and deliver such documents and instruments as shall be reasonably requested by the Member to evidence such Default Loan and such security interest, and the Manager shall be authorized to file financing statements required to perfect its security interest in such Membership Interests.
(e)    Any remedy provided for in this Section 4.5 shall be exclusive, and shall be deemed to have cured the Event of Default by the Defaulting Member; provided that, if the Default Purchase Option is not exercised by any Class A Members, the Manager shall have the right (and, upon the written request of Required Members, the Manager shall exercise such right), upon the continuation of such Event of Default, to cause the Company to (i) withhold any distributions otherwise payable to such Defaulting Member and use such amounts to offset the amounts due in respect of the defaulted Capital Contribution obligation, with any such amounts deemed to have been distributed to the Defaulting Member and then paid by the Defaulting Member to the Company; (ii) collect the amount due under the applicable Class A Member Parent Guarantee or Class B Member Parent Guarantee (taking into account amounts received under clause (i) above); and/or (iii) sue for the amount due (taking into account amounts received under clause (i) and clause (ii) above), in which case the Company shall be entitled to collect reasonable attorneys’ fees and all other costs of collection.
Section 4.6    No Other Capital Contributions. Except as specifically provided in this Article IV, no other Capital Contributions shall be required or permitted from any Member without the prior written approval of Required Members; provided, however, that following the Flip Point, only the approval of Required Members will be required to permit (but not require) additional Capital Contributions.
Section 4.7    No Third Party Beneficiary. To the full extent permitted by Applicable Law, no creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions to the Company shall be deemed an asset of the Company for any purpose by any creditor (other than a Member in its capacity as a creditor) or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.
Section 4.8    Capital Accounts.
(a)    The Members acknowledge and agree that the Capital Account balances of each Member as of the Effective Date are as reflected on Exhibit A.
(b)    There shall be established and maintained throughout the full term of the Company in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) for each Member, a capital account (a “Capital Account”) which shall be credited with (i) such Member’s Capital Contributions (net of liabilities that the Company is considered to assume or take subject to), (ii) allocations of income and gain to such Member pursuant to this Agreement and (iii) without duplication, the amount of any Company liabilities considered to be assumed by such Member. Each Member’s Capital Account shall be debited with (1) the amount of cash and the Gross Asset Value of other property distributed to such Member (net of liabilities that such Member is considered to assume or take subject to), (2) allocations of deductions and losses to such Member pursuant to this Agreement and (3) without duplication, the amount of any liabilities of such Member considered to be assumed by the Company.
(c)    If all or a portion of a Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so Transferred.
(d)    The provisions of this Agreement relating to maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation.
ARTICLE V
ALLOCATIONS
Section 5.1.    Allocations. For purposes of maintaining Capital Accounts, after giving effect to the special allocations set forth in Section 5.2, all items of Company income, gain, loss, deduction and credits (including Tax Credits) for each Fiscal Year shall be allocated to the Members pro rata in proportion to their respective Percentage Interests.

Section 5.2.    Special Allocations. The following special allocations under Sections 5.2(a), (b), (c), (d), (e) and (f) shall be made in the following order:
(a)    Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Membership Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(c) were not in the Agreement.
(d)    Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2(c) and this Section 5.2(d) were not in the Agreement.

(e)    Nonrecourse Deductions. Any nonrecourse deductions (within the meaning of Treasury Regulation Section 1.704-2(b)(1)) and any excess nonrecourse liabilities (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) shall be allocated to the Members in proportion to their respective Percentage Interests, and any partner nonrecourse deductions (within the meaning of Treasury Regulation Section 1.704-2(i)) shall be allocated to the Member that is considered to bear the economic risk of loss with respect to the debt to which such deductions are allocable in accordance with Treasury Regulation Section 1.704-2(i)(1).
(f)    Loss Limitation. All items of Company deduction or loss allocated pursuant to Section 5.1 of this Agreement shall not exceed the maximum amount of such items that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of such items pursuant to Section 5.1 of this Agreement, the limitation set forth in this Section 5.2(f) shall be applied on a Member by Member basis and items of Company deduction or loss not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible such items to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).
(g)    Curative Allocations. The allocations set forth in Sections 5.2(a), (b), (c), (d), (e) and (f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.2(g). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Manager, in Consultation with the Members, shall make such offsetting special allocations of Company income, gain, loss, or deduction in the manner it determines appropriate so that, after such offsetting allocations are made to the extent permitted by the Treasury Regulations, the net amount of any items so allocated and all other items allocated to each Member, to the extent possible, shall be equal to the amount that would have been allocated to each Member pursuant to Section 5.1 had such special allocations under this Section 5.2 not occurred; provided, however, that no such allocation will be made pursuant to this Section 5.2(g) if (i) the Regulatory Allocation had the effect of offsetting a prior Regulatory Allocation or (ii) the Regulatory Allocation likely (in the opinion of the Accounting Firm or the Company’s tax counsel) will be offset by another Regulatory Allocation in the future (e.g., Regulatory Allocation of “nonrecourse deductions” that likely will be subject to a subsequent “minimum gain chargeback”).
Section 5.3.    Tax Allocations.
(a)    Except as otherwise provided in this Section 5.3, all allocations of Tax items of Company income, gain, deductions and losses for each Fiscal Year shall be allocated in the same manner as the corresponding allocations of book items of Company income, gain, deductions and losses were made for such Fiscal Year pursuant to Sections 5.1 and 5.2. Tax Credits shall be allocated to the Members in accordance with the allocations of Company gross income as provided in Treasury Regulations Section 1.704-1(b)(4)(ii) (i.e., in accordance with Percentage Interests).
(b)    If, as a result of contributions of property by a Member to the Company or an adjustment to the Gross Asset Value of Company assets pursuant to this Agreement, there exists a variation between the adjusted Tax basis of an item of Company property for U.S. federal income Tax purposes and as determined under the definition of Gross Asset Value, allocations of income, gain, loss, and deduction shall, solely for income Tax purposes, be allocated among the Members so as to take into account any variation between the adjusted Tax basis of such property to the Company for U.S. federal income Tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the method selected by the Manager, with the approval of the Members.
(c)    Any elections or other decisions relating to Capital Accounts and Tax allocations shall be made by the Manager, in Consultation with the Members, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income Taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or any Member’s share of distributions pursuant to any provision of this Agreement.
(d)    Notwithstanding anything in this Agreement to the contrary, to the extent that an adjustment to the adjusted Tax basis of any Company asset is made pursuant to Section 743(b) of the Code as the result of a purchase of an interest in the Company, any adjustment to the depreciation, amortization, gain or loss resulting from such adjustment shall be allocated for income Tax purposes to the transferee only and shall not affect the Capital Account of the transferor or transferee. In such case, the transferee shall provide to the Company (i) the allocation of any step-up or step-down in basis to the Company’s assets and (ii) the depreciation or amortization method for any adjustment in basis to the Company’s assets.
Section 5.4.    Transfer or Change in Company Interest. If the respective Membership Interests of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Fiscal Year in which the Transfer occurs, all income, gains, losses, deductions, Tax Credits and other Tax incidents resulting from the operations of the Company shall be allocated, as between transferor and transferee, by taking into account their varying interests using the interim closing of the books method to the extent permitted by Section 706 of the Code, unless otherwise agreed by all the Members, and such convention and extraordinary items, as permitted by Section 706 of the Code, as determined by the Manager, in Consultation with the Members.
ARTICLE VI
DISTRIBUTIONS
Section 6.1.    Distributions.(h)     Except as provided in Section 4.5(e), Section 6.3, Section 10.2 and Section 10.3, (a) all distributions to the Members shall be made pro rata in proportion to their respective Percentage Interests and (b) distributions of Available Cash, if any, shall be made from time to time in such amounts as determined by the Manager and be subject to the written approval of Required Members. Except as provided in Article X, there shall be no distributions of the assets of the Company in kind without the approval of all of the Members. Notwithstanding the foregoing, upon receipt by the Company of proceeds from an indemnification claim under any of the CC Project Documents or the Transaction Document or an Underproduction Fee (as defined in the Sequestration Agreement), the Company will promptly distribute such proceeds to the Members (or former Members), with such distribution made to the Members (or former Members) in proportion to their respective Percentage Interests at the time of the event that caused the indemnification claim or Underproduction Fee, regardless of their respective interests at the time of the distribution.
Section 6.2.    Withdrawal of Capital. No Member shall have the right to withdraw capital from the Company or to receive or demand distributions or return of its Capital Contributions until the Company is dissolved in accordance with this Agreement and applicable provisions of the Act. No Member shall be entitled to demand or receive any interest on its Capital Contributions.

Section 6.3.    Taxes Paid on Behalf of a Member. If the Company is required to withhold Taxes with respect to any allocation or distribution to any Member pursuant to any Applicable Law or is otherwise required to pay Taxes with respect to any Member pursuant to any Applicable Law, the Company may, after first providing Notice to the Member and permitting the Member, if legally permitted, to contest, at its sole expense, the applicability of such Taxes, make such payments to taxing authorities as are necessary to ensure compliance with such Tax laws and may reduce any distribution to be made to such Member. Any funds withheld or otherwise paid by reason of this Section 6.3 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company did not reduce from actual distributions any amounts it was required to withhold or pay, the Company may, at its option, (a) require the Member to which the withholding or payment was credited to reimburse the Company for such withholding or payment or (b) reduce any subsequent distributions by the amount of such withholding or payment. This obligation of a Member to reimburse the Company for Taxes withheld or paid with respect to a Member shall continue after such Member transfers or liquidates its Membership Interest in the Company or withdraws from the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations the Company may have.
Section 6.4.    Limitation Upon Distributions. Notwithstanding the provisions of this Agreement, including the foregoing provisions of this Article VI to the contrary, no distribution shall be made if such distribution would violate the Act.
ARTICLE VII
ACCOUNTING AND RECORDS
Section 7.1.    Fiscal Year. The fiscal year of the Company for both income Tax and financial reporting purposes shall be the calendar year, unless otherwise required by the Code or (as permitted by the Code) determined by the Manager and Required Class A Members (the “Fiscal Year”).
Section 7.2.    Books and Records and Inspection.
(a)    The Manager shall keep, or cause to be kept by the Company, full and accurate books of account, financial records and supporting documents, which shall reflect, completely, accurately and in reasonable detail, each transaction of the Company and such other matters as are usually entered into the records or maintained by Persons engaged in a business of like character or as are required by Applicable Law, and all other documents and writings of the Company. The books of account, financial records, and supporting documents and the other documents and writings of the Company shall be kept and maintained at the principal office of the Company. The financial records and reports of the Company (not including Tax records and reports or records and reports kept for Capital Account purposes) shall be kept in accordance with GAAP and on an accrual basis.
(b)    In addition to and without limiting the generality of Section 7.2(a), the Manager shall keep, or cause to be kept by the Company, at its principal office:
(i)    true and full information regarding the status of the business and financial condition of the Company, including financial statements for the five most recent years;
(ii)    promptly after becoming available, a copy of the Company’s U.S. federal, state, and local income Tax Returns for each year;

(iii)    a current list of the name and last known business, residence or mailing address of each Member and the Manager;
(iv)    a copy of this Agreement and the Company’s certificate of formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and such certificate of formation and all amendments thereto have been executed;
(v)    a schedule describing the amount of cash and a statement of the agreed value of any other property and services contributed by each Member and which each Member has agreed to contribute in the future, and the date upon which each became a Member;
(vi)    copies of records that would enable a Member to determine the Member’s relative shares of the Company’s distributions and the Member’s relative voting rights; and
(vii)    all records related to the Company Business and the qualification of such for Tax Credits pursuant to Section 45Q of the Code (and, if approved by Required Class A Members, Sections 6417 and 6418 of the Code), applicable Treasury Regulations, IRS revenue procedures, notices, announcements or other pronouncements by the IRS, whether currently existing or promulgated in the future, and all correspondence with the IRS in respect thereof.
(c)    All books and records of the Company shall be open to inspection and copying by any of the Members (including previous Members) or their authorized Representatives during normal business hours and at such Member’s expense, for any purpose reasonably related to such Member’s interest in the Company upon at least three days’ prior Notice; provided that, any such inspection shall be conducted so as not to unreasonably interfere with the business of the Manager. The Manager shall maintain the books and records of the Company until dissolution of the Company. Following dissolution, the Manager will either (at the Manager’s election) (a) deliver to such Member a copy of the books and records of the Company maintained by the Manager or (b) retain such books and records in the offices of the Manager for a period of five years following the date of dissolution of the Company or, if longer, five years following expiration of the statute of limitations for any assessment with respect to the Company’s tax returns for the tax period to which such information relates or the tax period during which any recapture of tax credits supported by such information could occur (or such other longer period as may be required by any applicable Governmental Body). The rights of the Members or their authorized Representatives under this Section 7.2(c) shall continue despite termination or expiration of this Agreement and shall continue for Persons who previously were Members following transfer of their Membership Interests (including pursuant to the Put Right).
Section 7.3.    Bank Accounts, Notes and Drafts.
(a)    All funds not required for the immediate needs of the Company shall be placed in Permitted Investments, which investments shall have a maturity appropriate for the anticipated cash flows needs of the Company. All Company funds shall be deposited and held in accounts which are separate from all other accounts maintained by the Manager and the Members, and the Company’s funds shall not be commingled with any other funds of any other Person, including the Manager, any Member or any Affiliate of the Manager or a Member.
(b)    The Members acknowledge that the Manager may maintain Company funds in accounts, money market funds, certificates of deposit, other liquid assets in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions and that the Manager shall not be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution.

(c)    Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Manager from time to time may authorize. When the Manager so authorizes, the signature of any such person may be a facsimile.
Section 7.4.    Financial Reports.
(a)    Within [***] Business Days after the end of each Quarter, the Manager shall furnish to each Member estimated versions of (i) unaudited GAAP-basis financial statements for the Company with respect to such Quarter, certified by a responsible officer of the Manager as true, complete and correct in all material respects, consisting of (A) a balance sheet showing the Company’s financial position as of the end of such Quarter, (B) profit and loss statements for such Quarter and Fiscal Year-to-date, (C) a statement of changes in Members’ equity for such Quarter, and (D) a statement of cash flows for such Quarter, (ii) a statement of each Member’s closing Capital Account balance as of the end of such Quarter, (iii) a statement of the Tax Credits generated by the Company during such Quarter, and (iv) the Net Cost Per Ton for such Quarter and Fiscal Year-to-date and the estimated Net Cost Per Ton for the next Quarter (i.e., the Quarter during which such report is delivered).
(b)    Within [***] days after the end of each Fiscal Year, the Manager shall furnish to each Member audited GAAP-basis financial statements with respect to such Fiscal Year by the Accounting Firm and comparative information for the previous Fiscal Year, consisting of (A) a balance sheet showing the Company’s financial position as of the end of such Fiscal Year, (B) profit and loss statements for such Fiscal Year, (C) a statement of cash flows for such Fiscal Year, and (D) a statement of each Member’s closing Capital Account balance as of the end of such Fiscal Year.
(c)    Within [***] days after filing U.S. federal income Tax Returns for the Company for a Fiscal Year, the Manager shall furnish to each Member (i) an unaudited Tax-basis balance sheet with respect to such Fiscal Year, (ii) a statement of each Member’s closing Capital Account balance as of the end of such Fiscal Year, and (iii) a summary of the Tax Credits generated by the Company during each Quarter during such Fiscal Year.
(d)    [***]
Section 7.5.    Partnership Status and Tax Elections.
(a)    It is the intent of the Members that the Company be taxed as a partnership for U.S. federal, state and local income Tax purposes. The Members hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute and agree not to elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.
(b)    The Company shall make the following elections and take the following positions under U.S. income Tax laws and regulations and any similar state statutes:
(i)    adopt the Fiscal Year as the annual accounting period;
(ii)    adopt the accrual method of accounting;
(iii)    when eligible to make such election, adjust the basis of the Company’s properties by making the election pursuant to Section 754 of the Code; and
(iv)    any other tax elections reasonably requested by Required Class A Members.

(c)    If eligible therefor, the Company shall make the election under Section 6221 or the Treasury Regulations thereunder with respect to each taxable year (or portion thereof as to which a return is filed) to cause CPAR to not apply to the Company.
(d)    The Company will make the Grandfathered Election (as defined in the Transaction Agreement) by filing a statement of election with the Company’s income Tax Return for the taxable year that includes the Effective Date and for each of the seven taxable years thereafter, in each case, in accordance with U.S. Treasury Regulation Section 1.45Q-2(g)(4).
Section 7.6.    Company Tax Returns. The U.S. federal income Tax Returns for the Company and all other Tax Returns of the Company, including IRS Form 8933 (or any applicable successor form) (the “Company Tax Returns”) shall be prepared as directed by the Manager in Consultation with the other Members, but in all cases consistent with the tax elections set forth in Section 7.5. To the extent available under Applicable Law, the Manager shall claim Tax Credits and report information pertaining to the CC Project Documents on the Company’s Tax Returns in accordance with Treasury Regulations 1.45Q-1(h)(1)(iii) and 1.45Q-1(h)(2)(v). The Manager, in Consultation with the other Members, may extend the time for filing any such Company Tax Returns as provided for under Applicable Law. At the Company’s expense, the Manager shall cause the Company to have the Accounting Firm prepare or review the necessary U.S. federal and state income Tax Returns for the Company. Each Member shall provide such information, if any, as may be reasonably needed by the Company for purposes of preparing such Company Tax Returns; provided that such information is readily available from regularly maintained accounting records. Within [***] days after the end of each year and at least [***] days prior to filing the U.S. federal and state income Tax Returns for the Company, the Manager shall deliver to the Members for their review a copy of the Company’s U.S. federal and state income Tax Returns proposed to be filed for such year, and shall incorporate all reasonable changes or comments to such proposed Tax Returns requested by any Member at least [***] days prior to the filing date for such returns (taking into account any applicable extensions). After taking into account any such requested changes, and receiving the prior written approval of Required Class A Members (which consent shall not be unreasonably withheld), the Manager shall cause the Company to timely file, taking into account any applicable extensions, such Company Tax Returns within [***] days after the end of each Fiscal Year. Within [***] days after filing such U.S. federal and state income Tax Returns for the Company, the Manager shall cause the Company to deliver to each Member a copy of the Company’s U.S. federal and state income Tax Returns as filed for each Fiscal Year, together with any additional Tax-related information in the possession of the Company that such Member may reasonably and timely request in order to properly prepare its own income Tax Returns.
Section 7.7.    Tax Audits.
(a)    The [***] Member shall act as the “partnership representative” under Section 6223(a) of the Code (the “Partnership Representative”) and shall determine the “designated individual” (as defined in the Treasury Regulations). The Manager and the Members shall take such action as is required by the Code and the Treasury Regulations to designate the [***] Member as the Partnership Representative and to designate such individual as the designated individual. The Members (in proportion to their Percentage Interests) shall indemnify and hold harmless the Partnership Representative and the designated individual for any and all liabilities, costs and expenses (including reasonable out-of-pocket attorneys’ fees and accountants’ fees) that the Partnership Representative or the designated individual may incur in defending Tax Proceedings or otherwise in its capacity as Partnership Representative or designated individual, respectively, acting in compliance with its obligations under this Agreement.

(b)    If the IRS commences any audit or proceeding (including under the Compliance Assurance Program) with respect to any Member with respect to any items of income, gain, loss, deduction or credit (including Tax Credits) allocated to such Member by the Company (the “Company Audited Items,” and such audit or proceeding, a “Company Audit”), then such Member shall promptly advise the Manager and the Partnership Representative of the same. The Member subject to such audit or proceeding (the “Audited Member”) shall promptly provide the Manager and the Partnership Representative with copies of all notices, communications, reports and other writings received from the IRS that relate to the Company Audited Items. The Audited Member shall make all final determinations as to the strategies to be employed in defense of the Company Audited Items and all correspondence or filings to be submitted by the Audited Member to the IRS relating to the Company Audited Items; provided that, if the Audited Member is the Class B Member, the Partnership Representative will, at its expense (but subject to indemnification by the Members as provided in Section 7.7(a)) and with counsel chosen by it, control and defend any Company Audit of the Class B Member. During the pendency of such Company Audit, the Audited Member (or, in the event the Audited Member is the Class B Member, the Partnership Representative) shall furnish to the Members periodic reports, not less often than monthly, concerning the status of such Company Audit. In addition, the Audited Member (or, in the event the Audited Member is the Class B Member, the Partnership Representative) shall promptly (i) provide the other Members with a draft copy of any correspondence or filing to be submitted by such Audited Member (or, in the event the Audited Member is the Class B Member, the Partnership Representative) relating to a Company Audit reasonably in advance of such submission, (ii) consider all reasonable changes or comments to such correspondence or filing requested by the other Members, (iii) provide the other Members with a final copy of such correspondence or filing, and (iv) advise the other Members of all significant developments with respect to the Company Audit; provided, however, that the other Members shall provide any comments or suggestions on the foregoing as promptly as possible and in any event within [***] Business Days of request. To the extent practical under the circumstances, the Audited Member (or, in the event the Audited Member is the Class B Member, the Partnership Representative) will provide each Member and, in the event the Audited Member is not the Class B Member, the Partnership Representative, with Notice reasonably in advance of any meetings or conferences with the IRS with respect to any Company Audited Items and each Member shall have the right to participate in any such meetings or conferences to the extent permitted by Applicable Law. The Manager shall promptly provide the Members with a copy of any written information received by it from the Audited Member pursuant to this Section 7.7(a), which information shall be Confidential Information subject to Section 11.12.
(c)    If the Company is subject to any audit or other proceeding with respect to U.S. federal or state income Taxes or penalties payable by the Company or its Members, including, for the avoidance of doubt, the availability and applicability of tax credits (a “Tax Proceeding”), the Partnership Representative shall promptly provide Notice to the other Members of such Tax Proceeding, provide the other Members with all notices concerning such Tax Proceeding, as required under the Code, and, at its expense (but subject to indemnification by the Members as provided in Section 7.7(a)) and with counsel chosen by it, control and defend such Tax Proceeding. During the pendency of any Tax Proceeding, the Partnership Representative shall furnish to the Members periodic reports, not less often than Monthly, concerning the status of any Tax Proceeding. In addition, the Partnership Representative shall promptly (i) provide the other Members with a draft copy of any correspondence or filing to be submitted by the Partnership Representative relating to a Tax Proceeding reasonably in advance of such submission, (ii) consider all reasonable changes or comments to such correspondence or filing requested by the other Members, (iii) provide the other Members with a final copy of correspondence or filing, and (iv) advise the other Members of all developments with respect to the Tax Proceeding; provided, however, that the other Members shall provide any comments or suggestions on the foregoing as promptly as possible and in any event within [***] Business

Days of request. To the extent practical under the circumstances, the Partnership Representative will provide each Member with Notice reasonably in advance of any meetings or conferences with the IRS with respect to a Tax Proceeding and each Member shall have the right to participate in any such meetings or conferences, to the extent permitted by Applicable Law.
(d)    Each Member shall indemnify the Company from and against any and all loss attributable to such Member’s (or former Member’s) allocable share of any “imputed underpayment” (as defined in CPAR) required to be paid by the Company, including any interest, penalty, other additions to tax, and all other costs and expenses (including reasonable attorney’s fees) of any kind or nature that may be sustained or suffered by the Company. The Company shall be entitled to recover such loss by any lawful means, including without limitation by offsetting such loss against amounts otherwise distributable to the Member (or former Member) and by utilization of Section 6.3. The Company shall use its commercially reasonable efforts to assist any Member who wishes to timely file an amended U.S. federal income tax return to report its allocable share of any adjustment made in an audit to which CPAR is applicable and to pay any Tax due with such tax returns in accordance with Code Section 6225(c)(2) and Treasury Regulations thereunder so as to reduce or eliminate the Member’s allocable share of any imputed understatement. THE PROVISIONS OF THIS SECTION 7.7(d) SHALL ONLY APPLY IF THE COMPANY IS REQUIRED BY APPLICABLE LAW FOR ANY PARTICULAR PERIOD TO BE SUBJECT TO CPAR, AND ONLY AS TO SUCH PERIODS.
Section 7.8.    Reporting and Information.
(a)    The Manager shall furnish to each Member the reports and invoices delivered to the Company pursuant to the CC Project Documents upon receipt by the Company and the reports described on Schedule 7.8 as and when indicated on Schedule 7.8.
(b)    The Manager shall deliver to the Members, promptly following the Company’s or its Subsidiary’s receipt thereof, a copy of all notices that the Company or its Subsidiary receives pursuant to the CC Project Documents regarding the occurrence of any breach of a CC Project Document or any event that has had or could reasonably be expected to cause an Underproduction Event, an increase in Net Cost Per Ton, a Material Adverse Effect, any Release Event or any event that could reasonably be expected to result in a Release Event.
(c)    Promptly upon the Manager obtaining actual knowledge of any such event or circumstance, the Manager shall deliver Notice to the Members of (i) any material civil or criminal litigation pending or, to the actual knowledge of the Manager, threatened against or concerning the Company or any of its Subsidiaries, or their respective assets, businesses or operations, or, if such could have a Material Adverse Effect, against or concerning the Manager or the Operator or any of the Company’s other counterparties to the CC Project Documents, (ii) any material dispute with a Governmental Body or any material noncompliance or violation of any Applicable Law concerning the Company or any of its Subsidiary, or their respective assets, businesses or operations, (iii) any default, whether by the Company, its Subsidiary, the Operator or any other party under any CC Project Document (with a copy of any written notice related thereto), or any notice or claim of a material default whether by the Company, its Subsidiary, the Operator or any other party under any CC Project Document (with a copy of any such written notice), (iv) any material damage, destruction, condemnation, casualty or loss concerning the CC Assets, the Company or any of its Subsidiaries, or their respective assets, businesses or operations, or any anticipated need for a material modification, alternation, change, capital improvement or repair to the CC Assets, other than routine maintenance, (v) any notice of non-renewal or cancellation or any written claim by an insurance company that any insurance policy required to be maintained by the Company under Section 8.7 is not in effect, (vi) any notice of an environmental, health or safety violation by the Company or any of its Subsidiaries or related to or affecting in any manner the CC Assets, the CC Pipeline or the Site issued by any Governmental Body or other Person, (vii) any release of Hazardous Materials (as defined in the Transaction Agreement) by the Company or any of its Subsidiaries or any other party under any CC Project Document or on the Site or the location of the CC Pipeline or NBU CO2-EOR Project, (viii) any assignment by a counterparty to a CC Project Document or other material contract of the Company or any of its Subsidiaries where consent of the Company is not required for such assignment, (ix) any claims made under any CC Project Document for indemnification, (x) any notice of non-renewal or termination of a CC Project Document or a termination of any material subcontract by the Operator, (xi) any notice of a Force Majeure Event or any other notice received or delivered to or by the Company or any of its Subsidiaries under a CC Project Document, (xii) any testing results relating to the measurement of Captured Carbon Oxides captured by the CC Assets, transported through the CC Pipeline or sequestered under the Sequestration Agreement, (xiii) any material event or issue, including material Tax and operational issues, (xiv) any events, discussions, notices or changes with respect to any material Tax applicable to the Company, (xv) any new consultant is hired for the Company, (xvi) any refusal of any Governmental Body to grant, renew, amend, or extend any permit related to the Company Business, (xvii) death or injury to any employee, worker or other person resulting in a claim against Operator’s workers compensation insurance, (xviii) any material disruptions in the operation of the CC Assets, the performance of the services under the CC Project Documents, or any information indicating the likelihood of any such disruption occurring, other than planned outages to conduct routine maintenance, (xix) any material equipment failure relating to the CC Assets, (xx) the existence of any event or circumstance that has caused or is expected to cause (A) the Qualified Carbon Oxides to fail to qualify for the Tax Credits or (B) the recapture, reduction, loss or disallowance of Tax Credits (other than as a result of Release Events), (xxi) any of the following events: (A) any failure of the Captured Carbon Oxides compressed or sequestered by Operator to meet the Quality Specifications (as defined in the CRNF Carbon Oxides Purchase Agreement), or (B) any other diminution in the quality of the Captured Carbon Oxides, and (xxii) the occurrence of a Low Volume Event (as defined in the Transaction Agreement), a Low Volume Event End Date (as defined in the Transaction Agreement), an Underproduction Event or a Cost Overrun Event.
(d)    The Manager shall keep the Members informed, on a reasonable and regular basis, of any events requiring Notice under Section 7.8(c), and shall make commercially reasonably efforts to cooperate with the Members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from any investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).
(e)    The Manager shall deliver such other reports and information in its possession or in the possession of the Operator related to the Company, its Subsidiaries, the Company Business, the CC Assets or the CC Pipeline reasonably requested by a Member and shall prepare (or have the Operator prepare) and promptly deliver to a Member any other reports that are reasonably requested by such Member and which do not result in the incurrence of any material expense or impose an undue burden to the Manager (or the Operator), unless the Member requesting such report agrees to reimburse the Company (or the Operator) for any material expense incurred in producing such report.
ARTICLE VIII
MANAGEMENT
Section 8.1.    Manager.
(a)    Except as otherwise provided in this Agreement, the Manager shall have exclusive authority to manage the Company and its Subsidiaries and direct the operation of the

Company Business and shall have all such power and authority as is consistent with that granted to the “manager” of a limited liability company under, and within the meaning of, the Act. The Manager shall cause the Company and its Subsidiaries to conduct the Company Business (i) in accordance with the CC Project Documents, (ii) in accordance with Prudent Operating Standards and (iii) in all material respects in accordance with Applicable Law, and the Manager shall monitor compliance by the Company and its Subsidiaries with the CC Project Documents, Prudent Operating Standards and Applicable Law. The Manager shall not appoint officers of the Company or any of its Subsidiaries , and the Company and its Subsidiaries shall not hire any employees.
(b)    In addition to any other approval required by Applicable Law or this Agreement, the following matters require the consent of Required Members, which consent shall not be unreasonably delayed, denied or conditioned, and the Manager shall have no authority to, and covenants and agrees that it shall not, cause or permit the Company or any Subsidiary to do or take any of the following actions without first obtaining the written approval of Required Members:
(i)    the making of the Purification Investment and all decisions related thereto;
(ii)    any sale, lease or other disposition of all or substantially all of the assets of the Company or of any Subsidiary or any interest in any Subsidiary, other than any distribution by the Company of equity interests in its Subsidiaries for Fair Market Value in connection with the winding-up of the Company under Section 10.2 upon dissolution of the Company;
(iii)    any sale, lease, Encumbrance of any part of, or disposition or relocation by CompressionCo of the CC Assets;
(iv)    any merger or consolidation of the Company or any Subsidiary with another Person;
(v)    converting the Company or any Subsidiary from a limited liability company to another form of entity;
(vi)    causing the Company or any Subsidiary to initiate Bankruptcy proceedings or consenting to the filing of a Bankruptcy petition;
(vii)    causing the Company or any Subsidiary to engage in any business or activity that is not within the purpose of the Company as set forth in Section 2.3;
(viii)    causing the Company or any Subsidiary to incur indebtedness for borrowed money or guarantee the payment of money or the performance of any contract or other obligation of any Person;
(ix)    causing the Company or any Subsidiary to institute any litigation or arbitration with an Affiliate of the Manager or otherwise involving more than $[***] or to settle Claims, litigation or arbitration involving more than $[***] (other than in a proceeding against a Defaulting Member or a Class A Parent Guarantor of a Defaulting Member in accordance with Section 4.5(d));
(x)    causing the Company or any Subsidiary to enter into a new or replacement CC Project Document, to assign any CC Project Document, to effect a material modification or amendment, waiver of a material term or renewal of any CC Project Document or any document, schedule or exhibit attached thereto, to make any material decision or exercise any material right under any CC Project Document outside of the ordinary course of the Company Business, or to terminate any CC Project Document;
(xi)    causing the Company or any Subsidiary to incur any material expenses or obligations except those under this Agreement and the CC Project Documents, or to use any Capital Contribution other than for the purpose provided for such Capital Contribution in Article IV;
(xii)    any material decision outside the ordinary course of the Company Business;
(xiii)    causing the Company or any Subsidiary to enter into any Affiliate Agreement, to amend or terminate any Affiliate Agreement, to waive performance in whole or in part under any Affiliate Agreement by any counterparty to such agreement, or to give any consent under any Affiliate Agreement (except in the ordinary course of the Company Business and which could not reasonably be expected to have a Material Adverse Effect); provided that the entering into the CC Project Documents as in effect on the Effective Date is hereby approved;
(xiv)    any issuance, sale, buy-back or redemption by the Company of limited liability company interests in the Company, or the admission of any Person as a Member except as otherwise provided in this Agreement, or any issuance, sale, buy-back or redemption by any Subsidiary of limited liability company interests in such Subsidiary, any change in the manager of any Subsidiary, or any transfer of equity interests in any Subsidiary other than any distribution by the Company of equity interests in its Subsidiaries for Fair Market Value in connection with the winding-up of the Company under Section 10.2 upon dissolution of the Company;
(xv)    any change in the accounting methods or policies of the Company and its Subsidiaries or any change in the accountants used by the Company and its Subsidiaries;
(xvi)    any material Tax elections;
(xvii)    permitting termination of any material permit or other governmental authorization;
(xviii)    cancelling or making any material change in any insurance coverage, except in circumstances where such insurance is no longer available or no longer available at commercially reasonable rates;
(xix)    amending the Company’s or any Subsidiary’s certificate of formation; and
(xx)    taking any action on behalf of the Company under the Transaction Agreement related to an indemnification claim against the Manager by the Company;
provided that, the matters in clauses (xv), (xvi), (xix) and (xx) will not be taken without the consent of Required Class A Members, which consent shall not be unreasonably delayed, denied or conditioned.
Section 8.2.    Suspension of Operations. Upon (a) [***] and (b) Required Class A Members delivering Notice (an “Operations Suspension Notice”) to the Manager at any time prior to the Flip Point directing the Company to suspend operations, the Manager shall, unless the Operator agrees to bear the Excess Costs as provided in the next sentence, cause the Company and its Subsidiaries to enter Suspension Mode within ten Business Days. Notwithstanding the foregoing provisions of this Section 8.2, [***]. Following any suspension pursuant to this Section 8.2, the Company and its Subsidiaries shall not resume operations prior to the Flip Point without the written approval of Required Class A Members unless the Operator agrees to bear all Excess Costs and pays any arrears thereof.
Section 8.3.    Tax Credits.
(a)    Except as expressly contemplated by this Agreement and the CC Project Documents, the Manager will not take any action (or omit to take any action that it is required to take under this Agreement) that would cause the Class A Members to fail to be allocated the Tax Credits, would cause the Company to fail to qualify for the Tax Credits, that would cause recapture, reduction, loss or disallowance of Tax Credits, or that would fail to give effect to any Tax election made or to be made in accordance with this Agreement. For the avoidance of doubt, any Tax Credit recapture shall be allocated to the Members in proportion to their respective Percentage Interests at the time the recaptured Tax Credits were earned, regardless of their respective interests at the time of the event causing recapture. Except as expressly contemplated by this Agreement and the CC Project Documents, the Manager and the Members each agree not to take any action that would cause the Company to be other than a partnership for income tax purposes.
(b)    If there is an extension of the period during which Tax Credits can be claimed beyond the current Flip Point, CVRP, CapturePoint and the Class A Members will negotiate in good faith regarding extending the Flip Point and associated financial terms; provided, that any arrangements associated with such extension must be acceptable to each of CapturePoint, CVRP and each Class A Member in its sole discretion.
Section 8.4.    Management Fee; Expenses of the Company. As compensation for management of the Company and its Subsidiaries, the Company will pay to the Manager on each Monthly Payment Date, a management fee equal to $[***] (or the prorated portion of such amount for partial Months) (the “Management Fee”). The Manager will pay all expenses related to the Company and its business and operations, other than the Management Fee and the other Operating Expenses.
Section 8.5.    Removal or Resignation of the Manager. The Manager may resign at any time on or after the date that is 150 days following the termination of the O&M Agreement pursuant to its terms or at any earlier time with the prior written approval of Required Members; provided that the Manager’s resignation will not be effective until a successor Manager is selected pursuant to this Section 8.5. The Manager may be removed for cause by written action of Required Members. For purposes of this Section, “cause” means: (a) fraud, intentional misconduct, gross negligence, or criminal violation of Applicable Law by the Manager in the performance of its duties and obligations under this Agreement or in connection with causing the Company and its Subsidiaries to perform in accordance with the CC Project Documents; (b) the Bankruptcy or dissolution of the Manager; or (c) a material breach by Manager of this Agreement (including the taking of any action by the Company requiring approval of all or a portion of the Members without the consent required by this Agreement) which has not been cured within 30 days from the date Notice thereof is given to the Manager by a Member. Upon the resignation or removal of the Sponsor Member as the Manager, CVRP or an Affiliate thereof as designated by the Company shall become the Manager (the “CVR Manager”). Upon any resignation or removal of the CVR Manager, Required Members shall select a new Manager. The Manager shall not assign its rights or obligations as Manager without the approval of Required Members.

Section 8.6.    Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively on the power and authority of the Manager. No such Person dealing with the Company shall be required to ascertain whether the Manager is acting in accordance with the provisions of this Agreement. All such Persons may rely on a document executed by the Manager in the name of the Company as binding the Company.
Section 8.7.    Insurance. The Company shall acquire and maintain, and cause its Subsidiaries to acquire and maintain, (a) insurance coverage specified in Schedule 8.7 throughout the entire term of this Agreement; provided that if there is a change such that such insurance does not continue to be available on commercially reasonable terms, the Members will negotiate regarding changes to the insurance requirements; and (b) such additional insurance as may otherwise be reasonably determined by the Manager to be necessary or advisable from time to time. Each Class A Member shall be named as an additional insured on such insurance policies and such insurance policies will provide for the indemnity and defense of each Class A Member if it is named in a lawsuit related to the operations of the Company. If such insurance policies are in the name of a Person other than the Company, the Company shall be named as an additional insured on such insurance policies and such insurance policies will provide for the indemnity and defense of the Company if it is named in a lawsuit related to the operations of the Company.
Section 8.8.    Duties, Liabilities and Exculpation.
(a)    To the extent that, at law or in equity, a Manager or Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other Person bound by this Agreement, a Manager or Member acting under this Agreement shall not be liable to the Company or to any Member or the Manager for its good faith reliance on the provisions of this Agreement, its good faith actions or failure to act (including actions taken or omitted to be taken in good faith in accordance with the written direction of one or more Members in accordance with the terms hereof), or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but nothing herein shall relieve the Manager or any Member from any liability to the Company or its Members arising out of fraud, intentional misconduct, a knowing violation of Applicable Law, gross negligence or a breach of the express terms of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Manager or a Member otherwise existing at law or in equity, are agreed by the Manager and the Members to replace such other duties and liabilities of such Manager or Member. IN NO EVENT SHALL THE COMPANY, ANY MEMBER OR THE MANAGER BE LIABLE UNDER THIS AGREEMENT TO THE COMPANY, ANOTHER MEMBER OR THE MANAGER FOR ANY LOST PROFITS OR ANY CONSEQUENTIAL, PUNITIVE, SPECIAL OR INCIDENTAL DAMAGES INCURRED BY SUCH PERSON WHETHER ARISING FROM A BREACH OF THIS AGREEMENT OR OTHERWISE; PROVIDED, HOWEVER, THAT CLAIMS BY A PERSON THAT IS NOT THE COMPANY, THE MANAGER OR A MEMBER OR AN AFFILIATE OF THE MANAGER OR A MEMBER AND WITH RESPECT TO WHICH A PERSON IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, REGARDLESS OF THE NATURE OF SUCH THIRD PARTY CLAIM, SHALL NOT BE CONSIDERED LOST PROFITS OR CONSEQUENTIAL, PUNITIVE, SPECIAL OR INCIDENTAL DAMAGES INCURRED BY THE PERSON ENTITLED TO INDEMNIFICATION; PROVIDED, FURTHER, THAT LOST TAX CREDITS AND TAX BENEFITS ARE NOT LOST PROFITS, CONSEQUENTIAL, PUNITIVE, SPECIAL OR INCIDENTAL DAMAGES HEREUNDER.
(b)    Except as otherwise expressly provided in this Agreement:
(i)    each of the Members and the Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions,

reports or statements presented to the Company by any other Person who is a Member or the Manager of the Company, or by any other individual as to matters the Members or the Manager reasonably believe are within such other individual’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distribution to the Members might properly be paid;
(ii)    provided that the Manager does not have actual knowledge of any inaccuracy thereof, the Manager shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent or other paper or document, but the Manager, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit; and
(iii)    the Manager shall not be required to take any action hereunder, nor shall any other provision of this Agreement be deemed to impose a duty on the Manager to take any action, if the Manager shall reasonably determine, or shall have been advised in writing by counsel, that such action is contrary to any Applicable Law or this Agreement.
Section 8.9.    Company Indemnification.
(a)    The Company shall indemnify and hold harmless the Manager and each Member from and against any and all Losses arising out of any Claim suffered or sustained by such Person in its capacity as the Manager or a Member; provided, however, that (i) no such Person shall be entitled to be indemnified and held harmless to the extent the matter for which such Person seeks indemnification is attributable to such Person’s breach of this Agreement, fraud, intentional misconduct, a knowing violation of Applicable Law or gross negligence, (ii) the Manager and the Class B Members shall not be entitled to be indemnified and held harmless with respect to any Losses arising out of a Claim against such Person by CVRP, any Affiliate of CVRP, CapturePoint, any Affiliate of CapturePoint, the Manager or any other Class B Member, and (iii) the Manager and the Class B Members shall not be entitled to be indemnified and held harmless with respect to any Losses arising out of events of the type that entitle the Company or any Investor to indemnification under Article IX of the Transaction Agreement (without giving effect to minimum and maximum claim amounts set forth in Article IX of the Transaction Agreement).
(b)    Notwithstanding the foregoing, the provisions of this Section 8.9 shall not be construed so as to provide for indemnification for any liability to the extent (but only to the extent) that such indemnification would be in violation of Applicable Law, but shall be construed so as to effectuate the provisions of this Section 8.9 to the fullest extent permitted by Applicable Law.
Section 8.10.    Enforcement of Company Rights.
(a)    If Required Members believe that the Company or any of its Subsidiaries has the right to take an action under any Affiliate Agreement that it is not taking, Required Members may send Notice to the Manager specifying such action, and the Manager and such Members will negotiate in good faith the action that should be taken by the Company or its Subsidiary, and the Manager will cause the Company or such Subsidiary to take such action.
(b)    Neither the Manager nor the Company shall directly or indirectly modify or amend the rights of any Member in relation to its status as such (including by way of any side agreement) except pursuant to an amendment to this Agreement effected in accordance with Section 11.2; provided that, CapturePoint and CRNF and their respective Affiliates shall be free to apportion among themselves any of their liabilities incurred by the Manager or the Sponsor Member under this Agreement in any manner they elect so long as the Manager or the Sponsor Member, as the case maybe, remains primarily liable for such liabilities.
Section 8.11.    CC Project Documents. The Manager and the Company shall use commercially reasonable efforts to prohibit the Operator from taking any action in connection with the services provided under the CC Project Documents that requires the approval of any or all Members pursuant to the terms of this Agreement without first obtaining such approval.
Section 8.12.    Amendments for Individualized IRS Guidance. If (a) the Company, or any taxpayer receiving an IRS Schedule K-1 which reflects any income, gain, loss, deduction or Tax Credits from the Company, seeks a private letter ruling, determination letter or other written guidance from the IRS or seeks to enter into any closing or other agreement with the IRS (the “Individualized IRS Guidance”) with respect to any aspect of the transactions contemplated in the CC Project Documents or in relation to the CC Assets and (b) Required Class A Members deliver Notice to the Manager that they would like the Company to negotiate an amendment to any CC Project Document that contains a provision regarding amendments as may be necessary to permit the Company or such taxpayer to obtain the Individualized IRS Guidance, then the Manager will work in good faith to cause the Company to consummate such amendments pursuant to such provision.
Section 8.13.    HSR Act. Six months prior to the Flip Point, the Members will consider whether a filing is required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended, modified or supplemented from time to time, in respect of the change in Membership Interests to occur on the Flip Point, and, if required, such a filing shall be made so that the applicable waiting period and any extensions thereof shall have expired or been terminated by the Flip Point.
Section 8.14.    No Fiduciary Duties. Subject only to the terms of Section 8.1(a), to the fullest extent permitted by Applicable Law, no Member, in its capacity as a Member, or the Manager, in its capacity as the Manager, nor any of such Member’s or Manager’s respective Affiliates or any of the employees, agents, directors, managers or officers of any of the foregoing shall have any fiduciary duty to the Company, any Member, or any other Person in connection with the business and affairs of the Company; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing.
Section 8.15.    Corporate Transparency Act Compliance. If at any time, the ultimate beneficial owner of any Member is not, or in the future will not, be a “Securities Issuer” or “Large Operating Company” as defined in Sections 1010.380(c)(2)(i) and 1010.380(c)(2)(xxi) respectively of the Corporate Transparency Act (the “CTA”), so that the Company would become subject to reporting requirements under the CTA, such Member will promptly notify the Manager, and the Manager shall promptly take all actions necessary to comply with the CTA and the Financial Crimes Enforcement Network requirements.

ARTICLE IX
TRANSFERS
Section 9.1.    Prohibited Transfers. Except for transfers in connection with the exercise of the Put Right under Section 3.9 and transfers in connection with the exercise of the Default Purchase Option under Section 4.5(b) (which transfers shall not be subject to this Article IX), no Member shall sell, transfer, assign, convey, or otherwise dispose of all or any part of its Membership Interest or any interest, rights or obligations with respect thereto (a “Transfer”) except pursuant to Section 9.2. A Member may not pledge, mortgage, encumber or hypothecate all or any part of its Membership Interest. Any attempted Transfer or pledge, mortgage, encumbrance, or hypothecation, other than in strict accordance with this Article IX, shall be null and void, and the purported transferee shall have no rights as a Member or otherwise in or to any Membership Interest.
Section 9.2.    Conditions to Transfer by Members. Subject to the right of first refusal set forth in Section 9.3, upon the satisfaction of the following conditions, a Member may Transfer all or a portion of its Membership Interest and the transferee shall become a Member with respect to such transferred Membership Interest:
(a)    The transferring Member and the prospective transferee each execute, acknowledge and deliver to the Company such instruments of transfer and assignment with respect to such Transfer and such other instruments as are reasonably necessary and reasonably satisfactory in form and substance to the Manager to effect such Transfer and to confirm such transferring Member’s intention that the transferee become a Member in its place;
(b)    The transferee executes, adopts and acknowledges this Agreement, and executes such other agreements as the Manager may reasonably deem appropriate to confirm the undertaking of the transferee to be bound by the terms of this Agreement and to assume the obligations of the transferring Member under this Agreement;
(c)    If the transferring Member is a Class A Member, the Transfer will be to a Related Company or with the prior written consent of the Manager (which, if such Transferee is an Acceptable Public Company, shall not be unreasonably withheld, conditioned or delayed, it being agreed that a material adverse Tax consequence to a Class B Member or its owners will be reasonable grounds to withhold consent), and the transferring Member will remain primarily liable under this Agreement and the Class A Member Parent Guarantee provided by such transferring Member shall remain in full force and effect unless the Release Condition specified below is met. If the Release Condition is met, then (i) the transferring Class A Member will no longer remain liable under this Agreement with respect to obligations related to the period after the Transfer and the transferee will be solely responsible for the obligations of the transferor hereunder to the extent related to the period from and after the Transfer and (ii) the Class A Member Parent Guarantee provided by such transferor shall no longer remain in effect to the extent related to the period from and after the Transfer. The “Release Condition” shall be met if at least one of the following circumstances is true: (x) the transferee is already a Class A Member, (y) the transferee is not already a Class A Member but provides a Class A Member Parent Guarantee from a Related Company or (z) the transferee has a credit rating with respect to its debt that is investment grade by two of Standard & Poor’s Financial Services LLC (or its successor), Moody’s Investor Services, Inc. (or its successor) or Fitch Ratings Inc. (or its successor) (provided that, if only one such rating agency rates the debt of such transferee, then such transferee need only have a single rating of at least investment grade) (“Acceptable Credit Rating”), or the transferee provides a Class A Member Parent Guarantee from a Person with an Acceptable Credit Rating;
(d)    No Class B Member will Transfer its Class B Membership Interest unless (i) the transferee acquires the entire Class B Membership Interest, (ii) all of the CC Project Documents to which an Affiliate of the Class B Member is a party are assigned to the transferee or an Affiliate of the transferee pursuant to the terms of such CC Project Documents and the transferee or its Affiliate assumes all obligations thereunder, and (iii) the transferee (or a parent company of the transferee that provides a Class B Member Parent Guarantee) has an Acceptable Credit Rating. Upon any such Transfer, any Class B Member Parent Guarantee provided by the transferring Class B Member shall no longer remain in effect to the extent related to the period from and after the Transfer;

(e)    The Transfer will not violate any securities laws or any other Applicable Law or the order of any court having jurisdiction over the Company or any of its assets;
(f)    The Transfer will not cause the Company to be classified as an association taxable as a corporation or publicly traded partnership for U.S. federal Tax purposes;
(g)    The Transfer will not cause any Member to be required under GAAP to consolidate the Company without the approval of that Member; and
(h)    The transferring Member will simultaneously assign its rights and obligations under the Transaction Agreement to the transferee in accordance with Section 10.6 of the Transaction Agreement.
Section 9.3.    Right of First Refusal.
(a)    At any time, and subject to the terms and conditions specified in this Section 9.3, each Class A Member shall have a right of first refusal if any other Class A Member (the “Offering Member”) receives an offer from an Independent Third Party that the Offering Member desires to accept to purchase all or any portion of the Membership Interest owned by the Offering Member (the “Offered Membership Interest”). Each time the Offering Member receives an offer for any of its Membership Interest from an Independent Third Party, the Offering Member shall first make an offering of the Offered Membership Interest to the other Class A Members in accordance with the following provisions of this Section 9.3 prior to Transferring such Offered Membership Interest to the Independent Third Party.
(b)    The Offering Member shall give written notice (the “Offering Member Notice”) to the Company and the other Class A Members stating that it has received a bona fide offer from an Independent Third Party and specifying: (i) the Offered Membership Interest to be sold by the Offering Member; (ii) the name of the Person who has offered to purchase such Offered Membership Interest; (iii) the purchase price, which shall be comprised solely of cash, and the other material terms and conditions of the Transfer; and (iv) the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 days from the date of the Offering Member Notice. The Offering Member Notice shall constitute the Offering Member’s offer to Transfer the Offered Membership Interest to the other Class A Members, which offer shall be irrevocable until the end of the ROFR Notice Period (as defined below).
(c)    Upon receipt of the Offering Member Notice by a Class A Member, such Class A Member shall have ten Business Days (the “ROFR Notice Period”) to elect to purchase all (and not less than all) of the Offered Membership Interest by delivering a written notice (a “ROFR Offer Notice”) to the Offering Member and the Company stating that it offers to purchase such Offered Membership Interest on the terms specified in the Offering Member Notice. Any ROFR Offer Notice shall be binding upon delivery and irrevocable by the applicable Class A Member. If more than one Class A Member delivers a ROFR Offer Notice, each such Class A Member (the “Purchasing Member”) shall be allocated its pro rata portion of the Offered Membership Interest based on the respective Class A Membership Interest Percentages of the Purchasing Members, unless otherwise agreed by such Class A Members. Each Class A Member that does not deliver a ROFR Offer Notice during the ROFR Notice Period shall be deemed to have waived all of such Class A Member’s rights to purchase the Offered Membership Interest under this Section 9.3, and the Offering Member shall thereafter, subject to the rights of any Purchasing Member, be free to sell the Offered Membership Interest to the Independent Third Party specified in the Offer Notice pursuant to Section 9.3(d) without any further obligation to such Class A Member pursuant to this Section 9.3.

(d)    If no Class A Member delivers a ROFR Offer Notice in accordance with Section 9.3(c), the Offering Member may, during the 60 day period immediately following the expiration of the ROFR Notice Period (the “Waived ROFR Transfer Period”), Transfer subject to and in accordance with Section 9.2 all of the Offered Membership Interest to the Independent Third Party on terms and conditions no more favorable to the Independent Third Party than those set forth in the Offering Member Notice. If the Offering Member does not Transfer the Offered Membership Interest to the Independent Third Party within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Membership Interest shall not be Transferred to the Independent Third Party unless the Offering Member sends a new Offering Member Notice in accordance with, and otherwise complies with, this Section 9.3.
(e)    At the closing of any Transfer to a Purchasing Member pursuant to this Section 9.3, the Offering Member shall be deemed to have made the Reconveyance Representations and Warranties to the Purchasing Member(s), and the Purchasing Member(s) shall pay the purchase price by wire transfer of immediately available funds to the Offering Member. For the avoidance of doubt, any Transfer pursuant to this Section 9.3 shall be subject to and must comply with the requirements of Section 9.2.
Section 9.4.    Admission. Any transferee of all or part of a Membership Interest pursuant to a Transfer made in accordance with this Agreement shall be admitted to the Company as a substitute Member.
ARTICLE X
DISSOLUTION AND WINDING-UP
Section 10.1.    Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following with the date as of which such event occurs or such election is made, being the date of dissolution of the Company:
(a)    the unanimous written consent of the Members to dissolve and terminate the Company;
(b)    the entry of a decree of judicial dissolution under Section 18-802 of the Act;
(c)    at any time there are no Members of the Company unless the Company is continued in accordance with the Act; or
(d)    the determination of the Manager to dissolve and terminate if the Put Right is not exercised within 60 days following the Flip Point.
Section 10.2.    Winding-Up. Upon the occurrence of one of the events set forth in Section 10.1, the Manager shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors. Any sale of the Company’s assets will be “as is, where is” for cash consideration paid in full on the date of the sale, and will be made pursuant to an absolute bill of sale without representation or warranty by the Company. The proceeds of liquidation shall be distributed in the following order and priority: (a) to creditors of the Company, including Members who are creditors, to the extent permitted by Applicable Law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Members; and (b) to the Members pro rata in accordance with their respective Capital Account balances, to reduce such Capital Account balances to zero. The equity interests in the

Subsidiaries will be distributed to the Sponsor Member and, to the extent that the Sponsor Member does not have a sufficient capital account balance, the Sponsor Member will make a cash contribution to the extent necessary to increase its capital account balance to equal the then Fair Market Value of the Subsidiaries. Upon completion of the winding up of the Company’s business and the distribution of its assets, the Manager will file a certificate of cancellation for the Company with the Delaware Secretary of State. At such time, the Company will also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business.
Section 10.3.    In-Kind Distributions. Other than as set forth in Section 10.2, there shall be no distribution of assets of the Company in kind without the approval of all of the Members.
ARTICLE XI
MISCELLANEOUS
Section 11.1.    Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by email, directed to the intended recipient at the address of such party set forth on Exhibit A or at such other address as any party hereafter may designate to the others in accordance with a Notice under this Section 11.1. A Notice or other communication will be deemed delivered on the earlier of (i) its actual receipt when delivered by registered or certified mail, with postage prepaid and return receipt requested, or by courier to the address of such party, or (ii) the date of receipt of an email or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt. Any Notice received later than 5:00 p.m. in the time zone of the recipient shall be deemed to be received on the next Business Day.
Section 11.2.    Amendment. Except as otherwise provided in this Section 11.2, this Agreement may be modified or amended only by an instrument in writing duly executed and delivered by the Manager and all Members and, with respect to any amendment specified in Section 11.16(c) or that would adversely affect a former Member, all former Members; provided, however, that a former Member will not unreasonably withhold, condition or delay consent to an amendment specified in Section 11.16(c) that does not adversely affect such former Member. Notwithstanding the foregoing, (i) the Manager shall have the authority, without the approval of the Members, to amend Exhibit A to reflect a Transfer of a Membership Interest in accordance with the terms of this Agreement, the admission of a new Member in accordance with the terms of this Agreement, or a change in percentage of Membership Interest in accordance with the terms of this Agreement or otherwise resulting from any of the foregoing events, and (ii) if the Company, or any taxpayer receiving an IRS Schedule K-1 which reflects any income, gain, loss or deduction from the Company, seeks Individualized IRS Guidance and Required Class A Members deliver Notice to the Manager and the other Members that they would like to negotiate an amendment to this Agreement, the Manager and the Members shall work in good faith to consummate such an amendment. The Manager will give the Members prompt Notice of any amendment made pursuant to this Section 11.2.
Section 11.3.    Partition. Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.
Section 11.4.    Waivers and Modifications. Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that Person or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing and shall be delivered to the Members in the manner set forth in Section 11.1.
Section 11.5.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 11.6.    Successors. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns.
Section 11.7.    Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior agreements and oral understandings among the parties hereto with respect to such matters, including the Existing LLC Agreement.
Section 11.8.    Public Statements. Neither the Company, the Manager nor any Member shall issue any public announcement, statement or other disclosure before Consulting with the Manager and the Members (including a right to review in advance and comment on such proposed disclosure) to the extent such public announcement or other disclosure specifically identifies the Manager, any Member or any Member’s Affiliates (other than Affiliates of the disclosing party), includes the detailed terms of this Agreement or describes the Tax structure or Tax treatment of the transactions contemplated by this Agreement and will not make such issuance without the approval of the Manager and all of the Members (which consent shall not unreasonably be withheld). Copies of all such proposed disclosure will be sent to each other party by e-mail in accordance with the e-mail address or addresses included on Exhibit A for such party. Notwithstanding the foregoing, any party that is subject to disclosure requirements under the Securities Exchange Act (as defined in the Transaction Agreement) or similar Applicable Laws shall have the right to make the final determination about its required disclosures, and may disclose as such party deems necessary and appropriate to comply with Applicable Laws in such party’s sole discretion and may make such disclosure without first providing copies to any other party hereunder as long as (x) such disclosure does not specifically identify any party or such party’s Affiliates (other than Affiliates of the disclosing party) or (y) the disclosing party is advised by counsel that either disclosure of the identity of any party or its Affiliates is legally required and/or that immediate disclosure is required and advance disclosure to the other party is consequently impractical. Each of the Company, the Manager and each Member will not, without the prior written consent of the other applicable parties, in each instance, (a) use in advertising, publicity, or otherwise the name of any other party, or any partner or employee of such party or its Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by such party or its Affiliates, or (b) represent, directly or indirectly, that any product or service provided by the Company has been endorsed or provided by any party or its Affiliates. Notwithstanding anything contained in this Section 11.8 to the contrary, none of the Company, the Manager and the Members shall be prohibited from publicly disclosing that, and shall not be required to Consult with the parties in connection therewith, such party has entered into the Transaction Documents (as defined in the Transaction Agreement) so long as such public disclosure does not directly or indirectly identify the other parties, or the Affiliates thereof, or the terms of the Transaction Documents (subject, however, to each party’s discretion to make disclosures under the Securities Exchange Act or similar Applicable Laws as provided in this Section 11.8, including filing of this Agreement with as an exhibit to a report pursuant to the Securities Exchange Act or similar Applicable Laws with such redactions if any as are agreed to by the parties). Notwithstanding the foregoing, nothing in this Section 11.8 shall apply to an announcement, statement, or disclosure by a party regarding such party’s Affiliates or a use by a party of the name or mark of its Affiliates.
Section 11.9.    Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS OF ANY OTHER STATE OR JURISDICTION THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
Section 11.10.    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Manager and each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.
Section 11.11.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. Delivery of an executed counterpart of a signature page hereto electronically in a “.pdf” file or by telecopy shall be as effective as delivery of a manually executed counterpart hereof and all of which shall constitute but one and the same agreement.
Section 11.12.    Confidentiality. The Manager and the Members shall, and shall cause their Affiliates and their respective stockholders (other than the holders of the publicly traded stock of a Member or its Affiliates), members, subsidiaries and Representatives to, hold confidential this Agreement, the CC Project Documents and the Transaction Agreement and all information they may have or obtain concerning the Manager, the Members or the Company and their respective assets, business, operations and prospects (the “Confidential Information”); provided, however, that Confidential Information shall not include information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Manager, a Member or any of their respective Representatives, (b) is or becomes available to the Manager or a Member or any of their respective Representatives on a nonconfidential basis prior to its disclosure by the Manager, the applicable Member or the Company or their respective Representatives, as applicable, (c) is required or requested to be disclosed by a Member or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any Applicable Law or rule or regulation of any stock exchange, (d) is required or requested by the IRS or any other taxing authority in connection with the CC Assets or Tax Credits or other tax benefits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit or (e) is otherwise subject to legal, judicial, regulatory or FINRA (or any successor thereto) requests for information or documents. Subject to the provisions of Section 11.8, if such party is required or requested to disclose any Confidential Information as described in clause (c) or (e) above, such party, to the extent not prohibited by Applicable Law, will provide the other Members with prompt Notice and will disclose only that portion of such Confidential Information that is legally required to be furnished. In the case of disclosures to the IRS described in clause (d) above, a disclosing Member will obtain reliable assurance that, to the maximum extent permitted by Applicable Law, such information will not be made available for public inspection pursuant to Section 6110 of the Code. Each Party may disclose Confidential Information to its Representatives that have a need to know such Confidential Information. Each Party will advise its Representatives that the Confidential Information is confidential and that by receiving such information, such Representatives are agreeing to be bound by the confidentiality provisions of this Agreement and not to use the Confidential Information for any purpose other than as described herein. Each Party agrees to be responsible for any breach of the confidentiality obligations and use restrictions in this Agreement by its Representatives. Nothing herein shall be construed as prohibiting a party hereunder from using such Confidential Information in connection with (i) any claim against another Member or the Manager hereunder, (ii) any exercise by a party hereunder of any of its rights hereunder and (iii) a disposition by a Member of all or a portion of its Membership Interest or a disposition of an equity interest in such Member or its Affiliates; provided that such potential purchaser shall have entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information may be disclosed. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the Members are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the Company, shall not apply to the U.S. federal Tax structure or U.S. federal Tax treatment of the Company, this Agreement and the agreements referenced herein, and each Member (and its Representatives) may disclose to any and all Persons, without limitation of any kind, the U.S. federal Tax structure and U.S. federal Tax treatment of the Company, this Agreement and the agreements referenced herein. The preceding sentence is intended to cause an investment in the Company not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose. In addition, each Member acknowledges that it has no proprietary or exclusive rights to the Tax structure of the Company or any Tax matter related to the Company. For the avoidance of doubt, nothing in this Section 11.12 shall limit such Person’s right to disclose information pursuant to Section 11.8.
Section 11.13.    Joint Efforts. To the full extent permitted by Applicable Law, neither this Agreement nor any ambiguity or uncertainty herein will be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.
Section 11.14.    Waiver of Jury Trial. Each party hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in and as to any legal action or proceeding relating to this Agreement and for any claim, counterclaim, crossclaim or third-party claim therein.
Section 11.15.    No Duplication. Any liability for indemnification or other money damages under this Agreement shall be determined without duplication of recovery. Without limiting the generality of the prior sentence, if a statement of fact, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to indemnification or other remedies for money damages under this Agreement, only one recovery of damages shall be allowed.
Section 11.16.    Survival.
(a)    All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution of the Company and shall survive a Person ceasing to be a Member, in each case until expiration of the longest applicable statute of limitations with respect to the matter for which a Person would be entitled to be indemnified or reimbursed, as the case may be.

(b)    All reporting obligations of the Company or the Managers to the Members under this Agreement shall continue to apply to any Person that ceases to be a Member to the extent related to any Fiscal Year during any part of which such Person was a Member or to the extent such information is otherwise relevant to such Member’s tax position for any such Fiscal Year.
(c)    In addition, the following provisions of this Agreement shall survive any dissolution of the Company, shall remain in full force and effect until the expiration of the applicable statute of limitations for any audits of a Member’s Tax Returns that contain any items of income, gain, loss, deduction or credit (including Tax Credits) allocated to such Member by the Company or any income Tax Return filed by the Company, shall continue to be enforceable by each Member following such time, if any, as it ceases to be a Member (treating such former Member as a Member to the extent necessary therefor), and may not be amended except in accordance with Section 11.2 and with the prior consent of each former Member: the definition of “Accounting Firm”, the definition of “Depreciation”, Section 7.1, Section 7.2, Section 7.5(b), Section 7.6, Section 7.7, clauses (xv), (xvi), (xix) and (xx) of Section 8.1(b), the proviso at the end of Section 8.1(b), and Section 8.12; provided, however, that a former Member’s rights under such provisions shall not remain in effect with respect to any books, records, Tax elections, Tax Returns, Tax audits, or accounting methods or policies (as the case may be) that only pertain to Fiscal Years ending after December 31, 2033.
Section 11.17.    Dispute Resolution. Other than injunctive relief, all disputes between the parties to this Agreement arising under, out of or related to any of the agreements contemplated by this Agreement or the rights and duties of the parties arising out of this Agreement, including disputes regarding Tax Events, the amount of Capital Contributions, the Put Right or the suspension right under Section 8.2 shall be resolved as follows:
(a)    Initial Meeting. No later than three Business Days after the date a party delivers to another party or parties written notice of such dispute, the relevant parties shall meet (which may be by way of telephone or video conference) for a period not to exceed three Business Days and attempt in good faith, recognizing their mutual interests, to resolve such dispute.
(b)    Management Meeting. If such parties are unable to resolve such dispute within such three Business Day period, any of such parties may demand by written notice to the other such parties that such dispute be considered jointly by executive officers of such parties. No later than three Business Days after the date of such notice, each such party shall cause its executive officer to meet with the other such parties’ executive officers and attempt in good faith, recognizing their mutual interests, to resolve such dispute. Any decision of such parties’ executive officers with respect to such dispute shall be final and binding on such parties.
(c)    Litigation. If such parties’ executive officers are unable to resolve such dispute within a five Business Day period, then any such parties may initiate a suit, action or proceeding against the other such parties; provided that all disputes regarding Capital Contributions shall be resolved pursuant to the procedures set forth in Section 4.3(b).
Section 11.18.    Choice of Forum. Each party hereby irrevocably submits to the exclusive jurisdiction of the Courts of New Castle County, Delaware and all courts of appeal there from for all purposes hereof, provided that the foregoing shall not restrict a party from enforcing a judgment outside of Delaware including the ability to initiate an original action in the courts of another jurisdiction if the judgment cannot be enforced. Each party irrevocably waives all objections which it may now or hereafter have as to venue in any of the above courts, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such suit, action or proceeding.
Signature page follows

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Limited Liability Company Agreement to be duly executed and delivered as of the date first above written.
MANAGER:
CVR-CAPTUREPOINT PARENT LLC
    By:__/s/ Mark A. Pytosh_______________________
Mark A. Pytosh, Manager

    By:__/s/ Ronald T. Evans_______________________
     Ronald T. Evans, Manager

SPONSOR MEMBER:
CVR-CAPTUREPOINT PARENT LLC
    By:__/s/ Mark A. Pytosh_______________________
Mark A. Pytosh, Manager

    By:__/s/ Ronald T. Evans_______________________
     Ronald T. Evans, Manager
CVRP (Solely for purposes of Section 3.9(c) and Section 8.3(b)):
CVR PARTNERS, LP
By: CVR GP, LLC, its general partner
By: ___/s/ Mark A. Pytosh__________________________
Mark A. Pytosh, President and Chief Executive Officer
CAPTUREPOINT (Solely for purposes of Section 3.9(c) and Section 8.3(b)):
CAPTUREPOINT LLC
By: __/s/ Ronald T. Evans_________________________
Ronald T. Evans, CEO

CLASS A MEMBERS:
[***]
By: _/s/ [***]_____________________
Name: [***]
Title: [***]

[***]
By: _/s/ [***]_____________________
Name: [***]
Title: [***]

Schedules & Exhibits (as outlined in the Table of Contents) have been omitted pursuant to Item 601(a)(5) of Regulation S-K
and will be provided to the Securities and Exchange Commission upon request.